Exhibit 10.1

Execution Version

SEPARATION AGREEMENT

by and between

CUMMINS INC.

and

ATMUS FILTRATION TECHNOLOGIES INC.,

dated as of May 29, 2023

i

List of Exhibits

Exhibit A	Form of Aftermarket Supply Agreement
Exhibit B	Form of Employee Matters Agreement
Exhibit C	Form of First-Fit Supply Agreement
Exhibit D	Form of Intellectual Property License Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Royalty Sharing Agreement
Exhibit G	Form of Tax Matters Agreement
Exhibit H	Form of Telematics Data Sharing Agreement
Exhibit I	Form of Transition Services Agreement
Exhibit J	Form of Transitional Trademark License Agreement
Exhibit K	Form of Amended and Restated Certificate of Incorporation of Atmus Filtration Technologies Inc.
Exhibit L	Form of Bylaws of Atmus Filtration Technologies Inc.

List of Schedules

Schedule 1.1(9)	Ancillary Lease Agreements
Schedule 1.1(30)(a)	Continuing Arrangements
Schedule 1.1(30)(d)	Intercompany Contracts
Schedule 1.1(34)	Credit Support Instruments
Schedule 1.1(48)	Cummins Group Landlord Property
Schedule 1.1(54)(a)	Cummins Retained Assets
Schedule 1.1(56)	Cummins Retained Former Filtration Real Property
Schedule 1.1(58)(c)	Cummins Retained Liabilities
Schedule 1.1(59)	Cummins Retained Names
Schedule 1.1(83)(b)	Filtration Assets – Certain Equity Interests
Schedule 1.1(83)(c)	Filtration Assets
Schedule 1.1(83)(e)	Filtration Assets – Certain Balance Sheet Exclusions
Schedule 1.1(83)(f)	Filtration Real Property
Schedule 1.1(83)(g)	Filtration Leased Real Property
Schedule 1.1(83)(h)	Filtration Contracts
Schedule 1.1(83)(i)	Filtration Intellectual Property
Schedule 1.1(83)(l)	Filtration IT Assets
Schedule 1.1(83)(n)	Filtration Litigation Rights
Schedule 1.1(91)(c)	Certain Filtration Environmental Liabilities
Schedule 1.1(92)	Filtration Financing Arrangements
Schedule 1.1(96)	Filtration Group Landlord Property
Schedule 1.1(98)(b)	Filtration Liabilities
Schedule 1.1(98)(h)	Filtration Liabilities – Actions
Schedule 1.1(133)	Plan of Internal Reorganization
Schedule 2.3	Shared Contracts
Schedule 2.10(a)(ii)	Cummins Group Guarantees
Schedule 7.3(a)	Initial Cummins Designees
Schedule 9.1(e)(i)	Filtration Effective Time Required Insurance
Schedule 10.5(a)(i)	Cummins Specified Expense Allocations
Schedule 10.5(a)(ii)	Filtration Specified Expense Allocations
Schedule 10.26	Advisors

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of May 29, 2023, is entered into by and between Cummins Inc., an Indiana corporation (“Cummins”), and Atmus Filtration Technologies Inc., a Delaware corporation and a wholly owned subsidiary of Cummins (“Filtration”). “Party” or “Parties” means Cummins or Filtration, individually or collectively, as the case may be. Capitalized terms used and not otherwise defined herein shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Cummins, acting through its direct and indirect Subsidiaries, currently conducts the Cummins Retained Business and the Filtration Business;

WHEREAS, the Board of Directors of Cummins (the “Cummins Board”) has determined that it is appropriate, desirable and in the best interests of Cummins and its shareholders to separate Cummins into two separate, publicly traded companies, one for each of (i) the Cummins Retained Business, which shall be owned and conducted, directly or indirectly, by Cummins and its Subsidiaries (other than Filtration and its Subsidiaries), and (ii) the Filtration Business, which shall be owned and conducted, directly or indirectly, by Filtration and its Subsidiaries;

WHEREAS, in order to effect such separation, the Cummins Board has determined that it is appropriate, desirable and in the best interests of Cummins and its shareholders for Cummins to undertake the Internal Reorganization and, in connection therewith, effect the Contribution to Filtration;

WHEREAS, on the Effective Date, Cummins will transfer shares of Filtration Common Stock to certain Persons (the “Debt-for-Equity Exchange Parties”) in exchange for certain debt obligations of Cummins held by the Debt-for-Equity Exchange Parties as principals for their own account (the “Debt-for-Equity Exchange”) and the Debt-for-Equity Exchange Parties will make an offer and sale to the public of shares of Filtration Common Stock transferred in the Debt-for-Equity Exchange, which will take place pursuant to a registration statement on Form S-1 (the “IPO”), immediately following the consummation of which Cummins will continue to own at least 80.5% of the outstanding shares of Filtration Common Stock;

WHEREAS, after the IPO, Cummins may (i) transfer shares of Filtration Common Stock to holders of shares of Cummins Common Stock by means of one or more distributions by Cummins to holders of Cummins Common Stock of shares of Filtration Common Stock, one or more offers to holders of Cummins Common Stock to exchange their Cummins Common Stock for shares of Filtration Common Stock, or any combination thereof (any combination of such transfers, a “Distribution”), (ii) effect a disposition of its Filtration Common Stock pursuant to one or more public offering(s) or private transaction(s), (iii) transfer, exchange or otherwise dispose of shares of Filtration Common Stock in one or more transactions (together with any transactions set forth in the preceding clause (ii), an “Other Disposition”), and/or (iv) continue to hold its interest in shares of Filtration Common Stock;

WHEREAS, (i) the Cummins Board has (x) determined that the transactions contemplated by this Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Cummins and its shareholders and (y) approved this Agreement and each of the Ancillary Agreements, and (ii) the Board of Directors of Filtration (the “Filtration Board”) has approved this Agreement and each of the Ancillary Agreements (to the extent Filtration is a party thereto);

WHEREAS, the Parties desire to set forth the principal corporate transactions required to effect the Contribution, the Internal Reorganization, the Debt-for-Equity Exchange, the IPO, any Distribution or any Other Disposition (collectively, the “Transactions”), and certain other agreements relating to the relationship of Cummins and Filtration and their respective Subsidiaries following the IPO;

WHEREAS, it is the intention of the Parties that the Contribution and any Distributions, taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1             General. As used in this Agreement, the following terms shall have the following meanings:

(1)           “AAA” shall have the meaning set forth in Section 8.2.

(2)           “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(3)           “Affected Member” shall have the meaning Section 10.23(c)(iii).

(4)           “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person at such point in, or during such period of, time. For the purposes of this definition, “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Effective Time, solely for purposes of this Agreement, (a) no member of the Filtration Group shall be deemed an Affiliate of any member of the Cummins Group and (b) no member of the Cummins Group shall be deemed an Affiliate of any member of the Filtration Group.

(5)           “After-Acquired Business” shall have the meaning set forth in Section 4.2(b).

(6)           “After-Acquired Restricted Business” shall have the meaning set forth in Section 4.2(b).

(7)           “Aftermarket Supply Agreement” shall mean the Supply Agreement by and between Cummins and Filtration, in the form attached hereto as Exhibit A.

(8)           “Agreement” shall have the meaning set forth in the Preamble.

(9)           “Ancillary Agreements” shall mean the Supply Agreements, the Employee Matters Agreement, the Intellectual Property License Agreement, the Registration Rights Agreement, the Royalty Sharing Agreement, the Tax Matters Agreement, the Telematics Data Sharing Agreement, the Transition Services Agreement, the Transitional Trademark License Agreement, the lease agreements for the real property described in Schedule 1.1(9), any Continuing Arrangements, any and all Conveyancing and Assumption Instruments, and any other written Contract, including any CES Filter Business supply agreement entered into prior to the Disposition Date, to be entered into between or among any members of the Cummins Group, on the one hand, and any members of the Filtration Group, on the other hand, at, prior to or after the Effective Time in connection with the Internal Reorganization, the Contribution, the IPO, any Distribution or any Other Disposition.

(10)         “Annual Financial Statements” shall have the meaning set forth in Section 7.1(e).

(11)         “Applicable Period” shall have the meaning set forth in Section 7.1.

(12)         “Asset Transferors” shall mean the entities Transferring Assets to Filtration or Cummins, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated by this Agreement.

(13)         “Assets” shall mean all rights (including Intellectual Property), title and ownership interests in and to all properties, claims, Contracts, businesses, securities or other assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person.

(14)         “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(15)         “Beneficially Own” shall have the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(16)         “Business” shall mean the Cummins Retained Business or the Filtration Business, as applicable.

(17)         “Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York or Indianapolis, Indiana are required, or authorized by Law, to remain closed.

(18)         “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(19)         “Bylaws” shall have the meaning set forth in Section 3.5.

(20)         “Cash Equivalents” shall mean cash, checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit; provided, however, that Cash Equivalents shall not include Intercompany Amounts.

(21)         “CES Filter Business” shall mean the business consisting of the development, design, manufacture, sale or marketing of any urea filter assemblies, urea kits and components for such assemblies or kits as part of the Cummins emissions solutions segment of the Cummins components business, whether for first fit or the aftermarket, including (a) any urea filter housings, urea filters, urea filter cartridges, urea filter modules or urea filter interfaces, (b) any diesel particulate filters and (c) any filter sealing surfaces, filter housing threads or filter attachments required to support Cummins emissions solutions products.

(22)         “Change of Control” shall mean, with respect to either Party, the occurrence through one or more related transactions of one or more of the following events, other than as a result of a Distribution, (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (other than Cummins or another member of the Cummins Group) (x) Beneficially Owns, directly or indirectly, any securities of such Party or of any of its Group members representing more than fifty percent (50%) of the combined voting power of such Party or its ultimate parent entity then outstanding voting securities or (y) has or acquires control of such Party’s board of directors or equivalent governing body of such Party’s ultimate parent entity, (b) a merger, consolidation, reorganization or similar business combination pursuant to which (x) the board of directors or equivalent governing body of such Party or such Party’s ultimate parent entity immediately prior to the transaction or transactions does not constitute at least a majority of the board of directors or equivalent governing body of the entity surviving the transaction or transactions, or (y) the voting securities of such Party or such Party’s ultimate parent entity immediately prior to such transaction or transactions do not continue to represent more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such transaction or series of transactions or (c) the sale, lease or other disposition, directly or indirectly, by such Party or any other member of such Party’s Group of all or substantially all of the assets of the applicable Group, taken as a whole.

(23)         “Charter” shall have the meaning set forth in Section 3.5.

(24)         “Code” shall have the meaning set forth in the Recitals.

(25)         “Commission” shall mean the United States Securities and Exchange Commission.

(26)         “Competing Business” shall have the meaning set forth in Section 4.2.

(27)         “Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group or its Subsidiaries or with respect to Filtration, the Filtration Business, any Filtration Assets or any Filtration Liabilities or with respect to Cummins, the Cummins Retained Business, any Cummins Retained Assets or any Cummins Liabilities, including any such Information that was acquired by any Party after the Effective Time pursuant to Article VI or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, including: (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product (including product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation or validation studies; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and trade secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Effective Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall mean any information of a Party intended or marked as confidential, proprietary or privileged.

(28)         “Consents” shall mean any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.

(29)         “Consideration” shall have the meaning set forth in Section 2.14.

(30)         “Continuing Arrangements” shall mean:

(a)           those arrangements set forth on Schedule 1.1(30)(a);

(b)           this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Group);

(c)           any Contract or intercompany account solely between or among members of the Filtration Group; and

(d)           such other commercial arrangements between the Parties or their respective Subsidiaries that are intended to survive and continue following the Effective Time; provided that none of the intercompany Contracts set forth on Schedule 1.1(30)(d) shall be deemed to be Continuing Arrangements, it being understood that Schedule 1.1(30)(d) is not intended to be an exclusive list of arrangements that are to be terminated at the Effective Time; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not be Third Party Agreements.

(31)         “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(32)         “Contribution” shall mean the Transfer, directly or indirectly, of Assets from Cummins or its Subsidiaries to Filtration or its Subsidiaries and the Assumption of Liabilities, directly or indirectly, by Filtration or its Subsidiaries pursuant to the Internal Reorganization or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement or any Ancillary Agreement.

(33)         “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements and local securities transfer agreements, and other documents entered into prior to the Effective Time and to be entered into following the Effective Time to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

(34)         “Credit Support Instruments” shall mean any letters of credit (including standby and commercial), performance bonds, surety bonds (including, with respect to the surety bonds, letters of credit and performance bonds set forth on Schedule 1.1(34), the allocable portion of the surety bonds, letters of credit and performance bonds as set forth on Schedule 1.1(34)), bankers acceptances, bank guarantees or other similar arrangements.

(35)         “Cummins” shall have the meaning set forth in the Preamble.

(36)         “Cummins Accounts” shall have the meaning set forth in Section 2.13(b).

(37)         “Cummins Annual Statements” shall have the meaning set forth in Section 7.1(e).

(38)         “Cummins Asset Transferee” shall mean any Business Entity that is or will be a member of the Cummins Group or a Subsidiary of Cummins to which Cummins Retained Assets shall be or have been Transferred at or prior to the Effective Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated by this Agreement.

(39)         “Cummins Auditors” shall have the meaning set forth in Section 7.2(b).

(40)         “Cummins Board” shall have the meaning set forth in the Recitals.

(41)         “Cummins Common Stock” shall mean the common stock of Cummins, par value $2.50 per share.

(42)         “Cummins CSIs” shall have the meaning set forth in Section 2.10(d).

(43)         “Cummins D&O Indemnitees” shall have the meaning set forth in Section 9.3.

(44)         “Cummins D&O Insurance Policies” shall have the meaning set forth in Section 9.1(b).

(45)         “Cummins Designee” shall have the meaning set forth in Section 7.3(a).

(46)         “Cummins Former Business” shall mean any Former Business (other than the Filtration Business or the Filtration Former Businesses) that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the Cummins Retained Business as then conducted.

(47)         “Cummins Group” shall mean (a) Cummins, the Cummins Retained Business and each Person that is a Subsidiary of Cummins as of immediately following the Effective Time and (b) each Business Entity that becomes a Subsidiary of Cummins after the Effective Time.

(48)         “Cummins Group Landlord Property” shall mean any real property owned by the Cummins Group as to which the Filtration Group will enter into a lease or other agreement with a member of the Cummins Group to conduct business operations after the Effective Time. A list of the Cummins Group Landlord Property is set forth on Schedule 1.1(48).

(49)         “Cummins Indemnitees” shall mean each member of the Cummins Group and each of their respective Affiliates from and after the Effective Time and each member of the Cummins Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Cummins Group or their respective Affiliates) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Filtration Indemnitees.

(50)         “Cummins Indemnitors” shall have the meaning set forth in Section 9.3.

(51)         “Cummins Personal Data” shall mean the Personal Data of any member of the Cummins Group that is used in or by, or otherwise related to, any Cummins Retained Business.

(52)         “Cummins Public Filings” shall have the meaning set forth in Section 7.1(l).

(53)         “Cummins Released Liabilities” shall have the meaning set forth in Section 5.1(a)(i).

(54)         “Cummins Retained Assets” shall mean:

(a)           all Assets listed or described on Schedule 1.1(54)(a) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Cummins or any member of the Cummins Group, including all Cummins Retained IP;

(b)           subject to Article IX, any Cummins Shared Policies or Cummins D&O Insurance Policies;

(c)           the Cummins Retained Former Filtration Real Property;

(d)           any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by, or are otherwise Assets of, any member of the Cummins Group that are not Filtration Assets; and

(e)           any and all Assets that are acquired or otherwise become Assets of any member of the Cummins Group after the Effective Time.

(55)         “Cummins Retained Business” shall mean (a) those businesses operated by the Cummins Group other than the Filtration Business, including the Cummins engine business, the Cummins power systems business, the Cummins new power business, the Cummins distribution business and that portion of the Cummins components business that is not the Filtration Business (which portion includes the CES Filter Business); (b) those Business Entities or businesses acquired or established by or for any member of the Cummins Group after the Effective Time; and (c) any Cummins Former Business, including under each of preceding items (a) through (c), (i) the use, re-sale or marketing of Filtration Non-Compete Products or products of a Competing Business necessary or incidental to such retained businesses and (ii) any business consisting of the development, design, manufacture, sale or marketing of sensor-based real-time monitoring solutions or systems; provided that Cummins Retained Business shall not include the FleetguardFIT Filtration Business or any Filtration Former Business or Filtration Former Real Property other than the Cummins Retained Former Filtration Real Property.

(56)         “Cummins Retained Former Filtration Real Property” means the real property set forth on Schedule 1.1(56).

(57)         “Cummins Retained IP” shall mean (a) all Intellectual Property of the Cummins Group or the Filtration Group other than Filtration Intellectual Property, (b) any Intellectual Property licensed to Filtration pursuant to the Ancillary Agreements, and (c) the Cummins Retained Names.

(58)         “Cummins Retained Liabilities” shall mean:

(a)           any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be Assumed by Cummins or any other member of the Cummins Group, and all agreements, obligations and other Liabilities of Cummins or any member of the Cummins Group under this Agreement or any of the Ancillary Agreements;

(b)           any and all Liabilities of a member of the Cummins Group to the extent relating to, arising out of or resulting from any Cummins Retained Assets (other than Liabilities arising under any Shared Contract to the extent such Liabilities relate to the Filtration Business);

(c)           the Liabilities listed on Schedule 1.1(58)(c);

(d)           any and all Liabilities of Cummins and each of its Subsidiaries that are not Filtration Liabilities; and

(e)           any and all other Liabilities that are held by the Filtration Group or the Cummins Group immediately prior to the Effective Time that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Liability as of the date of this Agreement, would have otherwise been classified as a Cummins Retained Liability based on the principles set forth in this Section 1.1(58) and Section 1.1(98); provided that no Liability shall be a Cummins Retained Liability solely as a result of this clause (e) unless a claim with respect thereto is made by Cummins or Filtration on or prior to the date that is eighteen (18) months after the Effective Time.

Notwithstanding the foregoing, the Cummins Retained Liabilities (A) shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement, and (B) in any Dispute with respect to Cummins Retained Liabilities arising before the Effective Time, shall in any event be allocated by the Parties to the Cummins Group in accordance with the historical accounting and liability allocation practices of the Cummins Group before the Effective Time to the extent consistent with the basis of preparation for the Filtration Balance Sheet.

(59)         “Cummins Retained Names” shall mean the names and marks set forth in Schedule 1.1(59), and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

(60)         “Cummins Shared Policies” shall mean all insurance policies, insurance Contracts and claim administration Contracts of any kind of any member of the Cummins Group, which are in effect at the Effective Time and as may be renewed or replaced by any applicable member of the Cummins Group between the Effective Time and the Disposition Date, other than any Cummins D&O Insurance Policies, under which (a) members of the Cummins Group, on the one hand, and members of the Filtration Group, on the other hand, are eligible for coverage or (b) the employees, officers, directors or agents of both the Cummins Group and the Filtration Group are eligible for coverage.

(61)         “Cummins Transferee” shall have the meaning set forth in Section 7.9.

(62)         “Data Controller” shall have the meaning of the term “controller” set forth in the GDPR or any similar term under applicable Data Protection Laws.

(63)         “Data Protection Laws” shall mean any and all Laws concerning the privacy, protection, security or Processing of Personal Data throughout the world, including the GDPR and any national Law supplementing the GDPR (such as, in the United Kingdom, the Data Protection Act 2018), and any regulations, or regulatory requirements, guidance and codes of practice applicable to the Processing of Personal Data (in each case, as amended or replaced from time to time).

(64)         “Debt-for-Equity Exchange” shall have the meaning set forth in the Recitals.

(65)         “Debt-for-Equity Exchange Agreement” means the exchange agreement to be entered into among Cummins and the Debt-for-Equity Exchange Parties with respect to the Debt-for-Equity Exchange.

(66)         “Debt-for-Equity Exchange Parties” shall have the meaning set forth in the Recitals.

(67)         “Deferred Transfers” shall have the meaning set forth in Section 2.6(a)(i).

(68)         “Disposition Date” shall mean the date on which the Cummins Group ceases to Beneficially Own shares of Filtration capital stock representing, in the aggregate, at least a majority of the total voting power of the then outstanding Filtration Voting Stock.

(69)         “Dispute Notice” shall have the meaning set forth in Section 8.1.

(70)         “Disputes” shall have the meaning set forth in Section 8.1.

(71)         “Distribution” shall have the meaning set forth in the Recitals.

(72)         “Effective Date” shall mean the date of the closing of the IPO.

(73)         “Effective Time” shall mean 12:01 a.m., Indianapolis, Indiana time, on the Effective Date.

(74)         “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Cummins and Filtration, in the form attached hereto as Exhibit B.

(75)         “Environmental Laws” shall mean all Laws in effect prior to, on or after the Effective Date relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, import, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(76)         “Environmental Liabilities” shall mean Liabilities relating to or arising out of Environmental Law or the Release or threatened Release of or exposure to Hazardous Substances, including the following: (a) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (b) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit; (c) the presence of Hazardous Substances or the introduction of Hazardous Substances to the environment at, in, on, under or migrating from any of the building, facility, structure or real property, including Liabilities relating to, resulting from or arising out of the investigation, remediation, or monitoring of such Hazardous Substances; (d) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Substances, at, in, on, under or migrating to or from any building, facility, structure or real property; (e) the transport, disposal, recycling, reclamation, treatment or storage, Release or threatened Release of Hazardous Substances at Off-Site Locations; and (f) any agreement, decree, judgment, or order relating to the foregoing. The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to persons or property from products sold by or services provided by the Filtration Group, the Cummins Group or their predecessors.

(77)         “Environmental Permit” shall mean any permit, license, approval or other authorization issued under any applicable Law or by any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(78)         “Excess Director Number” shall have the meaning set forth in Section 7.3(d).

(79)         “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(80)         “Excluded Environmental Liabilities” shall mean any and all Environmental Liabilities whether arising before, at or after the Effective Time, to the extent relating to, resulting from, or arising out of the past, present or future operation, conduct, actions or inactions of any Cummins Retained Business.

(81)         “Filtration” shall have the meaning set forth in the Preamble.

(82)         “Filtration Asset Transferee” shall mean any Business Entity that is or will be a member of the Filtration Group or a Subsidiary of Filtration to which Filtration Assets shall be or have been Transferred at or prior to the Effective Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated by this Agreement.

(83)         “Filtration Assets” shall mean, without duplication:

(a)           all interests in the capital stock of, or any other equity interests in, the members of the Filtration Group (other than Filtration) held, directly or indirectly, by Cummins immediately prior to the Effective Time;

(b)           the equity interests in the entities set forth on Schedule 1.1(83)(b) to the extent held, directly or indirectly, by Cummins immediately prior to the Effective Time;

(c)           the Assets set forth on Schedule 1.1(83)(c) (which, for the avoidance of doubt, is not a comprehensive listing of all Filtration Assets and is not intended to limit other clauses of this definition of “Filtration Assets”);

(d)           any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the Filtration Group;

(e)           any and all Assets (other than Cash Equivalents, which shall be governed solely by Section 2.13, and Assets listed on Schedule 1.1(83)(e)) reflected on the Filtration Balance Sheet or the accounting records supporting the Filtration Balance Sheet and any Assets acquired by or for Filtration or any member of the Filtration Group subsequent to the date of the Filtration Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Filtration Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Filtration Balance Sheet;

(f)            all rights, title and interest in and to the owned real property set forth on Schedule 1.1(83)(f), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon (the “Filtration Owned Real Property”);

(g)           all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(83)(g), including, to the extent provided for in the applicable leases or subleases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances (the “Filtration Leased Real Property”);

(h)           all Contracts set forth on Schedule 1.1(83)(h) and all other Contracts exclusively related to the Filtration Business, in each case, including any rights or claims arising thereunder (the “Filtration Contracts”);

(i)            all Intellectual Property applications and registrations set forth on Schedule 1.1(83)(i) and all other Intellectual Property (other than the Cummins Retained IP) exclusively related to the Filtration Business (the “Filtration Intellectual Property”);

(j)            all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity and are held by a member of the Filtration Group, or to the extent transferable, relate exclusively to or, are used exclusively or held for use exclusively in the Filtration Business (other than to the extent that any member of the Cummins Group benefits from such licenses, permits, registrations, approvals and authorizations in connection with the Cummins Retained Business);

(k)           all Information exclusively related to, or exclusively used or exclusively held for use in, the Filtration Business, in each case subject to the Intellectual Property License Agreement and the Data Sharing Agreement;

(l)            excluding any Filtration Intellectual Property (which is addressed in Section 1.1(83)(i) above), the IT Assets that are exclusively used or exclusively held for use in the Filtration Business, including the IT Assets listed on Schedule 1.1(83)(l) (“Filtration IT Assets”);

(m)           all office equipment and furnishings located at the physical site of which the ownership or a leasehold or sub leasehold interest is being transferred to or retained by a member of the Filtration Group, and which, as of the Effective Time, is not subject to a lease or sublease back to a member of the Cummins Group (excluding any office equipment and furnishings owned by Persons other than Cummins and its Subsidiaries);

(n)           any rights to causes of action, lawsuits, judgments, claims, defenses against third Persons and demands of any nature relating to, arising out of or resulting from any Action listed on Schedule 1.1(83)(n) to the extent related to the Filtration Business or any other Action to the extent related to the Filtration Business;

(o)           subject to Article IX, any rights of any member of the Filtration Group under any Policies held solely by one or more members of the Filtration Group and which provide coverage solely to one or more members of the Filtration Group (excluding any Policies issued by any captive insurance company of the Cummins Group); and

(p)           all other Assets (other than any Assets relating to the Filtration Intellectual Property, Filtration Owned Real Property, Filtration Group Landlord Property, Filtration Leased Real Property, or Assets that are of the type that would be listed in clauses (f), (g) and (i) through (n)) that are held by the Filtration Group or the Cummins Group immediately prior to the Effective Time and that are exclusively used or exclusively held for use in the Filtration Business as conducted immediately prior to the Effective Time (the intention of this clause (p) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Filtration Asset based on the principles of Section 1.1(54) and this Section 1.1(83); provided that no Asset shall be a Filtration Asset solely as a result of this clause (p) unless a written claim with respect thereto is made by Filtration or Cummins on or prior to the date that is eighteen (18) months after the Effective Time).

Notwithstanding anything to the contrary in this Agreement, the Filtration Assets shall not include (i) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Cummins Group (including all Cummins Retained Assets), (ii) any Assets governed by the Tax Matters Agreement or (iii) any Assets that are expressly listed on Schedule 1.1(54)(a).

(84)         “Filtration Auditors” shall have the meaning set forth in Section 7.2(a).

(85)         “Filtration Balance Sheet” shall mean Filtration’s unaudited pro forma condensed combined balance sheet, including the notes thereto, as of March 31, 2023, as included in the IPO Registration Statement.

(86)         “Filtration Board” shall have the meaning set forth in the Recitals.

(87)         “Filtration Business” shall mean the filtration business currently included as part of the Cummins components reporting segment, exclusively consisting of the development, design, manufacture, sale and marketing of filters, coolants, and chemical technology products for first-fit and aftermarket diesel, gas-powered (including gasoline, natural gas and hydrogen internal combustion), battery electric and fuel cell electric equipment and vehicle applications, including air filters, fuel filers, fuel water separators, lube filters, hydraulic filters, coolants, fuel additives, coolant filters, water filters, crankcase ventilation filters and other filtration systems. Without limiting the foregoing, the “Filtration Business” includes the FleetguardFIT Filtration Business, the businesses and operations conducted prior to the Effective Time by any member of the Filtration Group and any other businesses or operations to the extent conducted through the use of the Filtration Assets, as such businesses are described in the IPO Registration Statement, or established by or for Filtration or any of its Subsidiaries after the Effective Time, including the Filtration Former Businesses; provided that the Filtration Business shall not include any Cummins Former Business, the CES Filter Business or, as of the Effective Time, any business consisting of the development, design, manufacture, sale or marketing of sensor-based real-time monitoring solutions or systems other than the FleetguardFIT Filtration Business.

(88)         “Filtration Common Stock” shall mean the common stock, par value $0.0001 per share, of Filtration.

(89)         “Filtration Debt Obligations” shall mean all Indebtedness of Filtration or any other member of the Filtration Group.

(90)         “Filtration Disclosure” shall mean any form, statement, schedule or other material (other than the IPO Disclosure Documents) filed with or furnished to the Commission, including in connection with Filtration’s obligations under the Securities Act and the Exchange Act, any other Governmental Entity, or holders of any securities of any member of the Filtration Group, in each case, on or after the Effective Date by or on behalf of any member of the Filtration Group in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(91)         “Filtration Environmental Liabilities” shall mean any and all Environmental Liabilities, whether arising before, at or after the Effective Time, to the extent relating to or resulting from or arising out of (a) the past, present or future operation, conduct, action or inaction of the Filtration Group, Filtration Business or the past, present or future use of the Filtration Assets, or (b) the Filtration Former Businesses or Filtration Former Real Property, including any agreement, decree, judgment or order relating to the foregoing entered into by Cummins or any Affiliate of Cummins prior to the Effective Time, or (c) the matters described on Schedule 1.1(91)(c), but excluding in case of each of the preceding clauses (a) through (c), the Excluded Environmental Liabilities.

(92)         “Filtration Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(92).

(93)         “Filtration Former Businesses” shall mean any Former Business to the extent that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, such Former Business was (a) managed by or associated with the Filtration Business as then conducted or (b) part of a business that as of the Effective Date is or was Transferred to Filtration.

(94)         “Filtration Former Real Property” shall mean any real property that is no longer owned, leased or used by the Filtration Group or the Cummins Group to the extent that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production on or of such real property, was owned, leased or operated in connection with the Filtration Business or any of the Filtration Former Businesses, other than the Cummins Retained Former Filtration Real Property.

(95)         “Filtration Group” shall mean Filtration and each Person that is a direct or indirect Subsidiary of Filtration as of the Effective Time (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of Filtration after the Effective Time.

(96)         “Filtration Group Landlord Property” shall mean the Filtration Owned Real Property as to which the Cummins Group will enter into a lease or other agreement to conduct business operations after the Effective Time. A list of the Filtration Group Landlord Property is set forth on Schedule 1.1(96).

(97)         “Filtration Indemnitees” shall mean each member of the Filtration Group and each of their respective Affiliates from and after the Effective Time and each member of the Filtration Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Filtration Group or their respective Affiliates) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Cummins Indemnitees.

(98)         “Filtration Liabilities” shall mean:

(a)           any and all Liabilities to the extent relating to, arising out of or resulting from (i) the operation or conduct of the Filtration Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any past or present director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Filtration Group); (ii) the operation or conduct of any business conducted by any member of the Filtration Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any past or present director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Filtration Group); or (iii) any Filtration Asset, whether arising before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from Filtration Contracts, Shared Contracts (to the extent such Liability relates to the Filtration Business) and any real property and leasehold interests);

(b)           the Liabilities described or defined on Schedule 1.1(98)(b) (including the Specified Filtration Liabilities) and any and all other Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be Assumed by Filtration or any other member of the Filtration Group, and all agreements, obligations and Liabilities of Filtration or any other member of the Filtration Group under this Agreement or any of the Ancillary Agreements;

(c)           any and all Liabilities reflected on the Filtration Balance Sheet or the accounting records supporting the Filtration Balance Sheet and any Liabilities incurred by or for Filtration or any member of the Filtration Group subsequent to the date of the Filtration Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Filtration Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Filtration Balance Sheet;

(d)           any and all Liabilities to the extent relating to, arising out of or resulting from, whether prior to, at or after the Effective Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the Filtration Business;

(e)           any and all Liabilities to the extent relating to, arising out of or resulting from, whether prior to, at or after the Effective Time, any security incident, breach of system security or breach of Personal Data related to the conduct of the Filtration Business;

(f)            any and all Filtration Environmental Liabilities;

(g)           any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (i) the IPO Disclosure Documents or (ii) any Filtration Disclosure;

(h)           for the avoidance of doubt, and without limiting any other matters that may constitute Filtration Liabilities, any Liabilities relating to, arising out of or resulting from any Action listed on Schedule 1.1(98)(h) to the extent related to the Filtration Business or any other Action to the extent related to the Filtration Business;

(i)            any product liability claims or other claims of third parties, in each case, to the extent relating to, arising out of or resulting from any product developed, designed, manufactured, marketed, distributed, leased or sold by the Filtration Business;

(j)            any and all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the Filtration Group or any Indebtedness secured exclusively or in part (to the extent of such part) by any of the Filtration Assets; and

(k)           any and all other Liabilities that are held by the Filtration Group or the Cummins Group immediately prior to the Effective Time that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Liability as of the date of this Agreement, would have otherwise been classified as a Filtration Liability based on the principles set forth in this Section 1.1(98); provided that no Liability shall be a Filtration Liability solely as a result of this clause (k) unless a claim with respect thereto is made by Cummins or Filtration on or prior to the date that is eighteen (18) months after the Effective Time.

Notwithstanding the foregoing, the Filtration Liabilities (A) shall not include any Liabilities that are (1) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Cummins Group, (2) expressly discharged pursuant to Section 2.4(c) of this Agreement or (3) Cummins Retained Liabilities and (B) in any Dispute with respect to Filtration Liabilities arising before the Effective Time (other than, if applicable, any Specified Filtration Liabilities), shall in any event be allocated by the Parties to the Filtration Group in accordance with the historical accounting and liability allocation practices of the Cummins Group before the Effective Time to the extent consistent with the basis of preparation for the Filtration Balance Sheet.

(99)         “Filtration Non-Compete Products” shall mean the filter housings, filters, filter cartridges, filter modules and filter interfaces, including filter sealing surfaces, filter housing threads and filter attachment designs, designed, developed, manufactured, marketed or sold in the conduct of the Filtration Business as of the Effective Time.

(100)        “Filtration Non-Voting Stock” shall mean any class or series of Filtration’s capital stock, and any warrant, option or right in such stock, other than the Filtration Voting Stock.

(101)        “Filtration Personal Data” shall mean Personal Data of the Filtration Group that is used in or by, or otherwise related to, any Filtration Business.

(102)        “Filtration Public Documents” shall have the meaning set forth in Section 7.1(h).

(103)        “Filtration Released Liabilities” shall have the meaning set forth in Section 5.1(a)(ii).

(104)        “Filtration Securities” shall mean any Filtration capital stock and any rights, warrants or options to acquire Filtration capital stock (including securities convertible into or exchangeable for Filtration capital stock).

(105)        “Filtration Voting Stock” shall mean all classes and series of the capital stock of Filtration entitled to vote generally with respect to the election of directors.

(106)        “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(107)        “Financial Delivery Practices” shall have the meaning set forth in Section 7.1(c).

(108)        “Financial Statements” shall mean the Annual Financial Statements and Quarterly Financial Statements, collectively.

(109)        “First-Fit Supply Agreement” shall mean the Supply Agreement by and between Cummins and Filtration, in the form attached hereto as Exhibit C.

(110)        “FleetguardFIT Filtration Business” shall mean the business, as of the Effective Time, consisting of the development, design, manufacture, sale and marketing of the “FleetguardFIT”-brand sensor-based real-time filter monitoring system for first-fit and aftermarket diesel and gas-powered (including gasoline, natural gas and hydrogen internal combustion) equipment and vehicle applications.

(111)        “Former Business” shall mean any corporation, partnership, entity, division, business unit or business (in each case, including any Assets and Liabilities comprising the same) that has been sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person or Persons that is not a member of the Filtration Group or the Cummins Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.

(112)        “GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a basis consistent within the Financial Statements.

(113)        “GDPR” shall mean the General Data Protection Regulation (EU) 2016/679.

(114)        “Government Official” shall mean (a) any elected or appointed governmental official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a governmental official, agency or enterprise performing a governmental function, (c) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office or (d) any person otherwise categorized as a Government Official under local Law. As used in this definition, “Government” is meant to include all levels and subdivisions of United States and international governments (i.e., local, regional or national and administrative, legislative or executive).

(115)        “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(116)        “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(117)        “Group” shall mean (a) with respect to Cummins, the Cummins Group and (b) with respect to Filtration, the Filtration Group.

(118)        “Hazardous Substances” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law; (b) any other hazardous or radioactive substance, contaminant, or waste, including per- and polyfluoroalkyl substances, perfluorooctanoic acid, perfluorooctane sulfonate, asbestos, polychlorinated biphenyls, petroleum, petroleum products or any fraction thereof, petroleum byproducts, mold and urea formaldehyde; (c) any other substance with respect to which any Environmental Law or Governmental Entity requires environmental investigation, regulation, monitoring or remediation, including per- and polyfluoroalkyl substances, perfluorooctanoic acid, perfluorooctane sulfonate, asbestos, polychlorinated biphenyls, petroleum, petroleum products or any fraction thereof, petroleum byproducts, mold and urea formaldehyde; and (d) any other chemical or other material, waste or substance, exposure to which is prohibited, limited or regulated by or under any Environmental Law.

(119)        “Indebtedness” shall mean, with respect to any Person: (a) the principal amount, interest, premiums, prepayment and redemption premiums and penalties (if any), breakage costs, fees, expenses, overdrafts and penalties with respect thereto and other obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments; (b) any indebtedness or other obligations in respect of any capital or finance leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term; (c) all obligations secured by any Security Interest on any assets of such Person; (d) all obligations in respect of any foreign currency exchange agreements or any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements or other derivatives; (e) all obligations in respect of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; (f) all obligations in respect of the deferred and unpaid purchase price of any property or asset, whether tangible or intangible, or any services; (g) all obligations in respect of any Credit Support Instruments; (h) all obligations in respect of any off-balance sheet financing, including synthetic leases and project financing; (i) all accrued severance and accrued but unpaid dividends, including the employer portion of any payroll taxes relating thereto; (j) any distributions, loans, or advances payable by such Person to any of such Person’s Affiliates, stockholders, members, or partners; (k) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (j); and (l) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (a) through (k) (including guarantees of such indebtedness of any other Person).

(120)        “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, Taxes, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights under this Agreement); provided, however, that Indemnifiable Losses shall not mean or include (a) any special, incidental, indirect, collateral, consequential or punitive damages, (b) any damages based on diminution of value or loss of revenue, income, profit or loss of business opportunity or reputation, or (c) any damages calculated based on multiples of earnings or other metrics suffered by an Indemnitee, however caused and on any theory of liability, in each case of the preceding (a), (b) or (c), other than (i) to the extent an Indemnitee is required to pay any such damages to a Person who is not a member of either Group in connection with a Third Party Claim or (ii) with respect to any claims by any Cummins Indemnitee relating to, arising out of or resulting from any Specified Filtration Liabilities.

(121)        “Indemnifiable Taxes” shall mean (a) any and all Taxes relating to, arising out of, by reason of or otherwise in connection with (i) a breach of Section 10.23, or (ii) IPO Disclosure Documents, and (b) Reporting-Related Taxes incurred by an Affected Member and subject to Section 10.23(c).

(122)        “Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

(123)        “Indemnitee” shall have the meaning set forth in Section 5.4(a).

(124)        “Indemnity Payment” shall have the meaning set forth in Section 5.7(a).

(125)        “Information” shall mean information, content and data (including Personal Data) in written, oral, electronic, computerized, digital or other tangible or intangible media, including: (a) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s products or facilities (including product or facility specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; process control or shop-floor control strategy, logic or algorithms; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents; and (b) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(126)        “Insurance Proceeds” shall mean those monies (a) received by an insured from an insurance carrier (excluding any captive insurance maintained by Cummins or its Subsidiaries) or (b) paid by an insurance carrier (excluding any captive insurance maintained by Cummins or its Subsidiaries) on behalf of an insured, in each case, net of any applicable deductible or retention.

(127)        “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Cummins Shared Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Cummins Shared Policy limits, including aggregates.

(128)        “Intellectual Property” shall mean all United States and international: (a) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (b) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (c) copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”); (d) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); (e) all applications and registrations for any of the foregoing; and (f) all rights and remedies against past, present and future infringement, misappropriation or other violation of any of the foregoing.

(129)        “Intellectual Property License Agreement” shall mean the Intellectual Property License Agreement by and between Cummins and Filtration, in the form attached hereto as Exhibit D.

(130)        “Intended Tax Treatment” shall have the meaning set forth in Section 10.23(c)(i).

(131)        “Intercompany Amounts” shall mean all intercompany receivables and payables and intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts, or any cash held in any centralized cash pooling arrangement between any member of the Cummins Group, on the one hand, and any member of the Filtration Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time.

(132)        “Interim Relief” shall have the meaning set forth in Section 8.3.

(133)        “Internal Reorganization” shall mean the allocation and Transfer of Assets and Liabilities (including entities holding Assets or Liabilities), including by means of the Conveyancing and Assumption Instruments, resulting in (a) the Filtration Group owning and operating the Filtration Business, and (b) the Cummins Group continuing to own and operate the Cummins Retained Business, all as described in the Plan of Internal Reorganization set forth on Schedule 1.1(133).

(134)        “IPO” shall have the meaning set forth in the Recitals.

(135)        “IPO Disclosure Documents” shall mean the IPO Registration Statement and all exhibits thereto, any prospectuses, any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under Filtration’s employee benefit plans, in each case, as filed or furnished by Filtration with or to the Commission in connection with the IPO, or as filed or furnished by Cummins with or to the Commission, but in the case of Cummins, solely to the extent such documents relate to Filtration or the IPO.

(136)        “IPO Registration Statement” shall mean the registration statement on Form S-l (File No. 333-269894) filed under the Securities Act, pursuant to which the Filtration Common Stock to be issued in the IPO will be registered, together with all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act).

(137)        “IT Assets” shall mean all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

(138)        “Law” shall mean any applicable United States or international federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(139)        “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(140)        “Liable Party” shall have the meaning set forth in Section 2.9(b).

(141)        “linked” shall have the meaning set forth in Section 2.13(b).

(142)        “Measurement Date” shall have the meaning set forth in the Tax Matters Agreement.

(143)        “Negotiation Period” shall have the meaning set forth in Section 8.1.

(144)        “Non-Compete Period” shall have the meaning set forth in Section 4.2.

(145)        “Off-Site Location” shall mean any third-party real property that is not now nor has ever been owned, leased or operated by the Cummins Group or the Filtration Group or any of their respective predecessors.

(146)        “Other Disposition” shall have the meaning set forth in the Recitals.

(147)        “Other Party” shall have the meaning set forth in Section 2.9(a).

(148)        “Overlapping Director” shall mean any director that (a) concurrently serves on the Filtration Board and the Cummins Board or (b) concurrently serves on the Filtration Board and is a member of the senior management team of Cummins.

(149)        “Party” and “Parties” shall have the meanings set forth in the Preamble.

(150)        “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, private limited company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(151)        “Personal Data” shall have the meaning of the term “personal data” set forth in the GDPR or any similar term under applicable Data Protection Laws.

(152)        “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella, commercial general liability, products, fiduciary liability, employment practices liability, directors and officers liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

(153)        “Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Cummins) or any similar release by the Federal Reserve Board (as determined by Cummins).

(154)        “Privilege” shall have the meaning set forth in Section 6.6(a).

(155)        “Privileged Information” shall have the meaning set forth in Section 6.6(a).

(156)        “Processing” (and its cognates) shall have the meaning of the term “processing” set forth in the GDPR or any similar term under applicable Data Protection Laws.

(157)        “Quarterly Financial Statements” shall have the meaning set forth in Section 7.1(d).

(158)        “Registration Rights Agreement” shall mean the Registration Rights Agreement by and between Cummins and Filtration, in the form attached hereto as Exhibit E.

(159)        “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(160)        “Released Insurance Matters” shall have the meaning set forth in Section 9.1(i).

(161)        “Reporting Member” shall have the meaning set forth in Section 10.23(c)(iii).

(162)        “Reporting-Related Taxes” shall have the meaning set forth in Section 10.23(c)(iii).

(163)        “Restricted Period” shall have the meaning set forth in Section 4.3.

(164)        “Royalty Sharing Agreement” shall mean the Royalty Sharing Agreement by and between Cummins and Filtration, in the form attached hereto as Exhibit G.

(165)        “Rules” shall have the meaning set forth in Section 8.2.

(166)        “Section 16 Reports” shall have the meaning set forth in Section 7.1(h).

(167)        “Securities Act” shall mean the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

(168)        “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under applicable securities Laws.

(169)        “Services” shall have the meaning set forth in the Transition Services Agreement.

(170)        “Shared Contract” shall have the meaning set forth in Section 2.3.

(171)        “Specified Filtration Liabilities” shall have the meaning set forth on Schedule 1.1(98)(b).

(172)        “Subsidiary” shall mean, with respect to any Person: (a) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person; and (b) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such Person. It is expressly agreed that, from and after the Effective Time, solely for purposes of this Agreement, neither Filtration nor any other member of the Filtration Group shall be deemed a Subsidiary of Cummins or any other member of the Cummins Group.

(173)        “Supply Agreement” shall mean either of the Aftermarket Supply Agreement or the First-Fit Supply Agreement.

(174)        “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(175)        “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Cummins and Filtration, in the form attached hereto as Exhibit G.

(176)        “Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.

(177)        “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(178)        “Telematics Data Sharing Agreement” shall mean the Telematics Data Sharing Agreement by and between Cummins and Filtration, in the form attached hereto as Exhibit H.

(179)        “Third Party Agreements” shall mean any and all Contracts between or among a Party (or any member of its Group) and any other Persons (other than either Party or any member of its respective Group) (it being understood that, to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Filtration Assets or Filtration Liabilities, or Cummins Retained Assets or Cummins Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).

(180)        “Third Party Claim” shall have the meaning set forth in Section 5.4(b).

(181)        “Third Party Proceeds” shall have the meaning set forth in Section 5.7(a).

(182)        “Transaction Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(183)        “Transactions” shall have the meaning set forth in the Recitals.

(184)        “Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.

(185)        “Transition Services Agreement” shall mean the Transition Services Agreement by and between Cummins and Filtration, in the form attached hereto as Exhibit I.

(186)        “Transitional Trademark License Agreement” shall mean the Transitional Trademark License Agreement by and between Cummins and Filtration, in the form attached hereto as Exhibit J.

(187)        “Underwriters” shall mean the managing underwriters for the IPO.

(188)        “Underwriting Agreement” shall mean the underwriting agreement among Cummins, Filtration, the Debt-for-Equity Exchange Parties, and the Underwriters, as representatives of the several underwriters named therein, with respect to the IPO.

Section 1.2             References; Interpretation. Unless the context otherwise requires: (a) references in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa; (b) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”; (c) references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement; (d) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement; (e) references in this Agreement to “$” shall mean United States dollars; (f) the word “or” when used in this Agreement shall not be exclusive; (g) references in this Agreement to “days” means calendar days unless Business Days are expressly specified; (h) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, then the period shall end on the next succeeding Business Day; (i) the words “written request” when used in this Agreement shall include email; (j) references in this Agreement to any time shall be to Indianapolis, Indiana time unless otherwise expressly provided herein; (k) references in this Agreement to a percentage or a majority of Filtration Common Stock or Filtration Voting Stock shall mean such percentage or majority determined on a fully-diluted basis between the Effective Time and the Disposition Date; and (l) references in this Agreement to any Person includes such Person’s permitted successors and permitted assigns. Unless the context otherwise requires, references in this Agreement to “Cummins” shall also be deemed to refer to the applicable member of the Cummins Group, references to “Filtration” shall also be deemed to refer to the applicable member of the Filtration Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Cummins or Filtration shall be deemed to require Cummins or Filtration, as the case may be, to cause the applicable members of the Cummins Group or the Filtration Group, respectively, to take, or refrain from taking, any such action. Unless otherwise expressly provided herein, whenever Cummins’s consent is required under this Agreement, such consent may be withheld, delayed or conditioned by Cummins in its discretion, and whenever any action hereunder is at Cummins’s discretion, such action shall be at Cummins’s discretion. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

Article II
THE SEPARATION

Section 2.1             General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including the completion of the Internal Reorganization, a portion of which may have already been completed prior to the date hereof.

Section 2.2             Internal Reorganization; Transfer of Assets; Assumption of Liabilities.

(a)            Internal Reorganization. Prior to the Effective Time, except for Transfers contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur at or after the Effective Time, the Parties shall complete the Internal Reorganization, including by taking the actions referred to in Section 2.2(b) and Section 2.2(c).

(b)           Transfer of Assets. At or prior to the Effective Time (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.2(a) and Section 2.6), pursuant to the Conveyancing and Assumption Instruments and in connection with the Contribution:

(i)           Filtration and Cummins shall, and shall cause the applicable Asset Transferors to, sell, transfer, contribute, distribute, assign or convey or cause to be sold, transferred, contributed, distributed, assigned or conveyed (“Transfer”) to (A) the respective Cummins Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the Cummins Retained Assets, and the applicable Cummins Asset Transferee shall accept from Cummins or Filtration and the applicable members of the Cummins Group or the Filtration Group all of Cummins’, Filtration’s and the other members of the Cummins Group’s or the Filtration Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests that are included in the Cummins Retained Assets; and (B) Filtration or the respective Filtration Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Filtration Assets, and the applicable Filtration Asset Transferees shall accept from Cummins and the applicable members of the Cummins Group, all of Cummins’ and the other members of the Cummins Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests that are included in the Filtration Assets.

(ii)          Any costs and expenses incurred after the Effective Time to effect any Transfer contemplated by this Section 2.2(b) (including any Transfer effected pursuant to Section 2.6) shall be paid by the Parties as set forth on Section 10.5(b). Other than costs and expenses incurred in accordance with the foregoing sentence, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).

(c)           Assumption of Liabilities. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, in connection with the Internal Reorganization and the Contribution or, if applicable, from and after the Effective Time: (i) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, Cummins shall, or shall cause a member of the Cummins Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Cummins Retained Liabilities; and (ii) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, Filtration shall, or shall cause a member of the Filtration Group to, Assume all of the Filtration Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Effective Time, (C) whether accruals for such Liabilities have been transferred to Filtration or included on a combined balance sheet of the Filtration Business or whether any such accruals are sufficient to cover such Liabilities, (D) where or against whom such Liabilities are asserted or determined, (E) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Cummins Group or the Filtration Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (F) which entity is named in any Action associated with any Liability, or (G) any benefits, or lack thereof, that have been or may be obtained by the Cummins Group or the Filtration Group, as the case may be, in respect of such Liabilities.

(d)           Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement or any Ancillary Agreement. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Section 2.6, to the extent provided therein, shall apply thereto.

(e)           Actions Prior to Agreement Date. It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have occurred prior to the date hereof and, as a result, no additional Transfers or Assumptions by any member of the Cummins Group or the Filtration Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any member of the Cummins Group or the Filtration Group, as applicable, is liable for any Cummins Retained Liability or Assumed Liability, respectively, by operation of Law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Cummins Group or the Filtration Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume any such Liability in connection with Section 2.2(c).

Section 2.3             Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a) and Section 2.2(b), unless the Parties otherwise agree or the rights and benefits of any Contract described in this Section 2.3 are addressed under or pursuant to an Ancillary Agreement, any Contract, a portion of which would constitute a Filtration Contract if considered on a stand-alone basis, but the remainder of which would constitute a Cummins Retained Asset (each such Contract, including those listed on Schedule 2.3, a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Effective Time, so that each Party or the members of their respective Group as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that,

(a)           in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(d)), and

(b)           if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the rights and benefits the parties thereto derive from such Shared Contract, then,

(i)           at the reasonable request of the Party (or the member of such Party’s Group) to which the rights and benefits of such Shared Contract inure in part, the Party for which such Shared Contract is, as applicable, a Cummins Retained Asset or Filtration Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than six (6) months after the Effective Date (unless the term of a Shared Contract (excluding any extensions thereof) ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions to cause such member of the Filtration Group or the Cummins Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Filtration Business or the Cummins Retained Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3, provided, further, that the Party for which such Shared Contract is a Cummins Retained Asset or a Filtration Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the written direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and

(ii)          the Party to which the rights and benefits of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate Contract pursuant to which it procures such rights, benefits and Liabilities as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3.

Section 2.4             Intercompany Accounts, Loans and Agreements.

(a)           Intercompany Receivables and Payables. Except as set forth in Section 5.1(b) and Section 10.23(b), all Intercompany Amounts (other than (x) intercompany loans (which shall be governed by Section 2.4(c)) and (y) payables created or required by this Agreement, any Ancillary Agreement or any Continuing Arrangements) shall continue to be outstanding after the Effective Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or, if such terms and conditions are not set forth in writing, such obligation shall be satisfied within thirty (30) days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an intercompany account.

(b)           Payments and Reimbursements. As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by one Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay, or shall cause the applicable member of its Group to pay, over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

(c)           Settlement of Intercompany Loans. Subject to Section 10.23(b), each of Cummins or any member of the Cummins Group, on the one hand, and Filtration or any member of the Filtration Group, on the other hand, shall settle with the other Party, as the case may be, all intercompany loans, including any promissory notes, owned or owed by the other Party on or prior to the Effective Date, except as otherwise agreed to in good faith by the Parties in writing on or after the date hereof, it being understood and agreed by the Parties that all guarantees and Credit Support Instruments shall be governed by Section 2.10.

Section 2.5             Limitation of Liability; Intercompany Contracts. No Party nor any Subsidiary of such Party shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and the other Party existing at or prior to the Effective Time (other than pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 2.4 or Section 5.1(b), or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it and the other Party effective as of the Effective Time (other than this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 2.4 or Section 5.1(b), or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby); provided, however, that with respect to any Contract, arrangement, course of dealing or understanding between or among the Parties or any Subsidiaries thereof discovered after the Effective Time, the Parties agree that such Contract, arrangement, course of dealing or understanding shall nonetheless be deemed terminated as of the Effective Time with the only Liability of the Parties in respect thereof to be the obligations incurred between the Parties pursuant to such Contract, arrangement, course of dealing or understanding between the Effective Time and the time of discovery or later termination of any such Contract, arrangement, course of dealing or understanding.

Section 2.6             Deferred Transfers; Treatment of Deferred Assets and Liabilities; Related Matters.

(a)           Deferred Transfers.

(i)           The Parties acknowledge and agree that due to the requirements of applicable Law, the need to obtain Governmental Approvals or other Consents or for other business reasons, the Parties have agreed to defer until after the Effective Time certain Transfers and Assumptions, including as contemplated by the Internal Reorganization (together with the Transfers and Assumptions contemplated by Section 2.6(a)(ii), the “Deferred Transfers”).

(ii)          If and to the extent any Transfers or Assumptions contemplated by this Article II shall not have been completed or perfected at or prior to the Effective Time because it would be a violation of applicable Law or requires a Consent or Governmental Approval that has not been obtained as of or prior to the Effective Time, such Transfer or Assumption shall be automatically deemed a “Deferred Transfer,” any such purported Transfer or Assumption shall be null and void until such time as all legal impediments are removed or such Consent or Governmental Approval is obtained and nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or so Assumed; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law.

(b)           Treatment of Deferred Assets and Liabilities. To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been completed at or prior to the Effective Time, including any Deferred Transfers, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be reasonably practicable. In the event that any such Transfer of Assets or Assumption of Liabilities has not been completed prior to or at the Effective Time, including any Deferred Transfers, then from and after the Effective Time, (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto), and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably practicable and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably practicable and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, Taxes, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member or members of the Cummins Group or the Filtration Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(c) and Section 2.9(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(c)           Consents and Approvals. If and when the Consents, Governmental Approvals or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected, when and as the Parties agree, in accordance with and subject to the terms of this Agreement (including Section 2.2) or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Effective Time.

(d)           Absence of Obligations; Indemnification. The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

(e)           Receipt of Communications. After the Effective Time, each Party (or any member of its Group) may receive mail, packages, electronic mail and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.6(e), open all mail, packages, electronic mail and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the Business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or any other written communications (or, in case the same also relates to the Business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 10.6; it being understood that, if a Party receives a telephone call that relates to the Business of the other Party, then the receiving Party shall inform the person making such telephone call to contact the other Party. The provisions of this Section 2.6(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other Party to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

Section 2.7             Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to the Laws of the state of Delaware or one of the other states of the United States, as applicable, or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to international Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds or other conveyance documents or instruments as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any international jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8             Further Assurances; Ancillary Agreements.

(a)           Cooperation. In addition to and without limiting the actions expressly provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           Certain Actions. Without limiting any other provisions of this Section 2.8, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Section 2.2(b)(ii) and Section 2.6(d)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Section 2.2(b)(ii) and Section 2.6(d)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c)           Misallocation of Assets or Liabilities. Without limiting any other provisions of this Section 2.8, in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Assets) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred, such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6.

(d)           Ancillary Agreements. At or prior to the Effective Time, each of Cummins and Filtration shall enter into, or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts deemed by Cummins and Filtration to be reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

(e)           Ratification of Acts. On or prior to the Effective Date, Cummins and Filtration in their respective capacities as direct or indirect equity holders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Cummins or Subsidiary of Filtration, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.9             Novation of Liabilities; Indemnification.

(a)           Allocation of Liabilities. Each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), but solely to the extent that the Parties or members of each Party’s Group are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). In addition, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the Other Party, at its own cost, shall use commercially reasonable efforts to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any member of such requesting Party’s Group) has been allocated pursuant to this Article II, and the Other Party shall cooperate and assist in any required communication with any plaintiff or other related third party.

(b)           Indemnification; Remittance. If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.9(a), then the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless prohibited by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising under this Section 2.9(b); provided that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities; it being understood that any exercise of rights under this Agreement by such Other Party shall not be deemed to be willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.

Section 2.10           Guarantees; Credit Support Instruments.

(a)           Removal of Guarantees. Except as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time or as soon as practicable thereafter, (i) Cummins shall (with the reasonable cooperation of the applicable member of the Filtration Group) use its commercially reasonable efforts to have each member of the Filtration Group removed as guarantor of or obligor for any Cummins Retained Liability no later than the Disposition Date to the fullest extent permitted by applicable Law to the extent that they relate to Cummins Retained Liabilities; and (ii) Filtration shall (with the reasonable cooperation of the applicable member of the Cummins Group) use commercially reasonable efforts to have each member of the Cummins Group removed as guarantor of or obligor for any Filtration Liability no later than the Disposition Date, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to Filtration Liabilities.

(b)           Replacement Guarantees. At or prior to or after the Effective Time, and in any event prior to the Disposition Date, to the extent required to obtain a release from a guaranty:

(i)           of any member of the Cummins Group, Filtration (or such other member of the Filtration Group as agreed between the applicable member of the Filtration Group and the other relevant parties to such guaranty) shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions (A) with which Filtration would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii)          of any member of the Filtration Group, Cummins (or such other member of the Cummins Group as agreed between the applicable member of the Filtration Group and the other relevant parties to such guaranty) shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions (A) with which Cummins would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)           Indemnification and Reimbursement. If Cummins or Filtration is unable to obtain, or to cause to be obtained, any such removal as described in Section 2.10(a) and Section 2.10(b) (including as a consequence of subclause (A) or (B) of either Section 2.10(b)(i) or Section 2.10(b)(ii), as applicable), then (i) Cummins, to the extent a member of the Cummins Group has assumed the underlying Liability with respect to such guaranty, or Filtration, to the extent a member of the Filtration Group has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating to such guaranty (in accordance with the provisions of Article V) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; (ii) Filtration shall reimburse the applicable member of the Cummins Group for all out-of-pocket expenses incurred by it arising out of or related to any such guaranty; and (iii) each of Cummins and Filtration, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, Contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

(d)           Replacement of CSIs. Cummins and Filtration shall cooperate and Filtration shall use commercially reasonable efforts to replace all Credit Support Instruments issued by Cummins or other members of the Cummins Group on behalf of or in favor of any member of the Filtration Group or the Filtration Business (the “Cummins CSIs”) as promptly as practicable with Credit Support Instruments from Filtration or a member of the Filtration Group as of the Effective Time. With respect to any Cummins CSIs that remain outstanding after the Effective Time, (i) Filtration shall, and shall cause the members of the Filtration Group to, jointly and severally indemnify and hold harmless the Cummins Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Cummins CSIs in accordance with the terms thereof; (ii) Filtration shall reimburse the applicable member of the Cummins Group for all out-of-pocket expenses incurred by it arising out of or related to any such Credit Support Instrument; and (iii) without the prior written consent of Cummins, Filtration shall not, and shall not permit any member of the Filtration Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which Cummins or any member of the Cummins Group has issued any Credit Support Instruments which remain outstanding. Neither Cummins nor any member of the Cummins Group shall have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Filtration Group or the Filtration Business after the expiration of any such Credit Support Instrument.

Section 2.11           Disclaimer of Representations and Warranties.

(a)           Disclaimer. EACH OF CUMMINS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CUMMINS GROUP) AND FILTRATION (ON BEHALF OF ITSELF AND EACH MEMBER OF THE FILTRATION GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b)           Acknowledgment. Each of Cummins (on behalf of itself and each member of the Cummins Group) and Filtration (on behalf of itself and each member of the Filtration Group) further understands and agrees that, if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Cummins or any member of the Cummins Group, on the one hand, and Filtration or any member of the Filtration Group, on the other hand, are jointly or severally liable for any Cummins Liability or any Filtration Liability, respectively, then the Parties intend that, notwithstanding any provision to the contrary under the Laws of such international jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c)           Waiver of Compliance with Bulk Transfer Laws. Cummins hereby waives compliance by itself and each and every member of the Cummins Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer of any or all of the Cummins Assets to Cummins or any member of the Cummins Group. Filtration hereby waives compliance by itself and each and every member of the Filtration Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer of any or all of the Filtration Assets to Filtration or any member of the Filtration Group.

Section 2.12           Filtration Financing Arrangements. Prior to the Effective Time, Filtration shall enter into the Filtration Financing Arrangements, on such terms and conditions as determined by Cummins in its discretion (including the amount that shall be borrowed pursuant to the Filtration Financing Arrangements and the terms and interest rates for such borrowings), and the Filtration Financing Arrangements shall have been consummated in accordance therewith. Cummins and Filtration shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Filtration Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Filtration Financing Arrangements. In accordance with Section 10.5, the Parties agree that Cummins, and not Filtration, shall be ultimately responsible for all third party advisor out-of-pocket costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Cummins Group or the Filtration Group arising from consummation of the Filtration Financing Arrangements.

Section 2.13           Cash Equivalents.

(a)           Disposition of Cash Equivalents. From the date of this Agreement until the Effective Time, Cummins and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all Cash Equivalents generated by the Filtration Business and the Filtration Assets in Cummins’ discretion. Except as provided in this Section 2.13 and Section 10.23, all Cash Equivalents held by any member of the Filtration Group as of the Effective Time shall be a Filtration Asset and all Cash Equivalents held by any member of the Cummins Group as of the Effective Time shall be a Cummins Retained Asset. To the extent that, following the Effective Time, any Cash Equivalents are required to be transferred from any member of the Cummins Group to any member of the Filtration Group or from any member of the Filtration Group to any member of the Cummins Group to make effective the Internal Reorganization, the Contribution or the payment of the Consideration pursuant to this Agreement and the Ancillary Agreements (including if required by Law or regulation to effect the foregoing), but excluding for the avoidance of doubt, the transfer of Cash Equivalents contemplated by Section 2.13(b), the Party receiving such Cash Equivalents shall promptly transfer an amount in cash equal to such transferred Cash Equivalents back to the transferring Party so as to effect the payment of the Consideration and not to override the allocations of Assets, Liabilities and expenses related to the Internal Reorganization and the Contribution contemplated by this Agreement and the Ancillary Agreements.

(b)           Bank and Brokerage Accounts. To the extent not completed prior to the Effective Time, Cummins and Filtration each agrees to take, or cause the other members of their respective Group to take, as promptly as practicable following the Effective Time, all actions necessary to amend all Contracts governing each bank and brokerage account owned by Filtration or any other member of the Filtration Group so that such accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Cummins or any other member of the Cummins Group (collectively, the “Cummins Accounts”) are de-linked from the Cummins Accounts. It is intended that, following consummation of the actions contemplated by this Section 2.13(b), Cummins and Filtration shall maintain separate bank accounts and separate cash management processes. With respect to any outstanding checks issued by Cummins or any of its Subsidiaries prior to the Effective Date, such outstanding checks shall be honored following the Effective Date by the Person owning the account on which the check is drawn. With respect to any outstanding checks issued by Cummins or any of its Subsidiaries following the Effective Date but prior to the requisite de-linking, such outstanding checks shall be honored by the Person owning the account on which the check is drawn; provided that, in the event the Liability associated with such check was, following the Effective Date, intended to be the Liability of a Person in the other Group, then the Party whose Group such Liability was intended to be shall, on the date that is (x) forty (40) days after the Effective Date, (y) one hundred (100) days after the Effective Date or (z) one hundred ninety (190) days after the Effective Date, whichever such date immediately follows the date such check was drawn, reimburse the Person that issued such check for the amount so drawn.

Section 2.14           Contribution; Consideration. In consideration for the Transfer of Assets to Filtration in connection with the Contribution, Filtration agrees, on or prior to the Effective Date, to (a) issue to Cummins 83,297,696 newly issued, fully paid and non-assessable shares of Filtration Common Stock; and (b) pay, or cause to paid by an applicable Filtration Group member, to Cummins (i) all of the net proceeds of the Filtration Financing Arrangements received by Filtration at or prior to the consummation of the IPO (together with any interest accrued thereon following the receipt of such proceeds by Filtration) and (ii) a cash amount to be determined by Cummins in its sole discretion, provided, however, that after giving effect to the payments under this clause (b), the Filtration Group shall hold total Cash Equivalents as of the closing of the IPO equal to approximately $110,000,000 (the preceding clauses (a) and (b), collectively, the “Consideration”). Each applicable payment made by Filtration to Cummins pursuant to this Section 2.14 shall be made by wire transfer of immediately available funds to an account designated by Cummins to Filtration in writing.

Article III
THE DEBT-FOR-EQUITY EXCHANGE, THE IPO AND OTHER TRANSACTIONS

Section 3.1             Filtration Debt-for-Equity Exchange Cooperation. Filtration shall cooperate with Cummins to accomplish the Debt-for-Equity Exchange and shall, at Cummins’s direction, promptly take any and all actions necessary or desirable in connection with the Debt-for-Equity Exchange. In furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement, Filtration shall enter into the Debt-for-Equity Exchange Agreement, in form and substance reasonably satisfactory to Cummins, and shall comply with its obligations thereunder. The IPO. Subject to the terms of the Underwriting Agreement and the Debt-for-Equity Exchange Agreement, Cummins may, in its sole and absolute discretion, determine the terms of the IPO, including the form, structure and terms of any transaction(s) or offering(s) to effect the IPO and the timing and conditions to the consummation of the IPO. In addition, subject to the terms of the Underwriting Agreement, Cummins may, at any time and from time to time until the consummation of the IPO, modify or change the terms of the IPO, including by accelerating or delaying the timing of the consummation of all or part of, or terminating, the IPO.

Section 3.3             Filtration IPO Cooperation. Filtration shall cooperate with Cummins to accomplish the IPO and shall, at Cummins’s direction, promptly take any and all actions necessary or desirable to effect the IPO on terms determined by Cummins in its discretion. In furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement:

(a)           IPO Registration Statement. Filtration shall file the IPO Registration Statement, and any amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by the Underwriting Agreement, the Commission and applicable Law, including federal, state or international securities Laws. Filtration shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Filtration Common Stock under the Exchange Act, and any registration statements or amendments thereto that are required in connection with the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           Underwriting Agreement. Filtration shall enter into the Underwriting Agreement, in form and substance satisfactory to Cummins, and shall comply with its obligations thereunder.

(c)           Compliance with Securities Laws. Filtration shall take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any international jurisdictions) in connection with the IPO.

(d)           Road Show. Filtration shall participate in the preparation of materials and presentations as any of Cummins, the Debt-for-Equity Exchange Parties, and the Underwriters shall deem necessary or desirable in connection with the IPO.

(e)           Pricing and Closing of IPO. Filtration shall cooperate in all respects with Cummins, the Debt-for-Equity Exchange Parties and the Underwriters in connection with the pricing of the Common Stock to be issued in the IPO and the timing of the IPO and shall, at any such Person’s request, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

(f)            NYSE Listing. Filtration shall prepare, file and make effective an application for listing of the Common Stock issued in the IPO on the New York Stock Exchange, and shall comply with the listing standards and requirements related thereto.

Section 3.4             Proceeds of the IPO. The IPO shall be effected to permit the Underwriters to sell all or a portion of the Common Stock that the Debt-for-Equity Exchange Parties receive in the Debt-for-Equity Exchange. Accordingly, the Debt-for-Equity Exchange Parties will receive any cash proceeds from such sale of the Common Stock in the IPO.

Section 3.5             Filtration Organizational Documents. Prior to the Effective Time, Cummins and Filtration shall each take, or shall have each taken, all actions required to provide for the adoption by Filtration of the Amended and Restated Certificate of Incorporation of Filtration substantially in the form attached as Exhibit K (the “Charter”) and the Bylaws of Filtration substantially in the form attached as Exhibit L (the “Bylaws”), which were each effective prior to the Effective Time.

Section 3.6             Directors. At or prior to the Effective Time, Cummins and Filtration shall have taken all necessary action to cause the Filtration Board to include, as of the Effective Time, the individuals identified in the IPO Registration Statement as directors of Filtration upon completion of the IPO.

Section 3.7             Officers. At or prior to the Effective Time, Cummins and Filtration shall have taken all necessary action to cause the individuals identified as officers of Filtration in the IPO Registration Statement to be officers of Filtration at or prior to the Effective Time.

Section 3.8             Resignations and Removals. Subject to Section 7.3 and Section 7.4, as soon as practicable after the Effective Date, and in any event no later than on the Disposition Date, (i) Cummins shall cause all of its employees and any employees of its Subsidiaries (excluding any employees of any member of the Filtration Group) to resign or be removed, effective as of the Disposition Date, from all positions as officers or directors of any member of the Filtration Group in which they serve, and (ii) Filtration shall cause all of its employees and any employees of its Subsidiaries to resign, effective as of the Disposition Date, from all positions as officers or directors of any member of the Cummins Group in which they serve. Notwithstanding the foregoing, but subject to Section 7.3 and Section 7.4, no Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the IPO Registration Statement as a Person who is to hold such position or office following the IPO.

Section 3.9             Distributions or Other Dispositions.

(a)           Determination and Timing. Cummins shall, in its sole and absolute discretion, determine (i) whether to proceed with all or part of any Distribution or Other Disposition and (ii) all terms of any Distribution or Other Disposition, including the form, structure and terms of any transaction(s) or offering(s) to effect any Distribution or Other Disposition and the timing of and conditions to the consummation of any Distribution or Other Disposition. In addition, in the event that Cummins determines to proceed with any Distribution or Other Disposition, Cummins may at any time and from time to time until the completion of any Distribution or Other Disposition abandon, modify or change any or all of the terms of any Distribution or Other Disposition, including by accelerating or delaying the timing of the consummation of all or part of any Distribution or Other Disposition.

(b)           Cooperation. Filtration shall cooperate with Cummins in all reasonable respects to accomplish any Distribution or Other Disposition and shall, at Cummins’s direction, promptly take any and all actions necessary or reasonably desirable to effect any Distribution or Other Disposition, including the registration under the Securities Act of the offering of any Filtration Common Stock on an appropriate registration form or forms to be designated by Cummins and the filing of any necessary documents pursuant to the Exchange Act. Cummins shall select any investment bank(s), manager(s), underwriter(s) or dealer-manager(s) in connection with any Distribution or Other Disposition, as well as any financial printer, solicitation or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with any Distribution or Other Disposition, as applicable. Filtration and Cummins, as the case may be, shall provide to the exchange agent all share certificates (to the extent certificated) or book-entry authorizations (to the extent not certificated) and any information required in order to complete any Distribution or Other Disposition.

Article IV
CERTAIN COVENANTS

Section 4.1             Cooperation. From and after the Effective Time, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (a) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated by this Agreement and each Ancillary Agreement, (b) reasonably assist the other Party in the orderly and efficient transition in becoming a separate company to the extent set forth in the Transition Services Agreement and the schedules thereto or as otherwise set forth herein (including complying with Articles V, VI and IX), and (c) reasonably assist the other Party to the extent such Party is providing or has provided Services, as applicable, pursuant to the Transition Services Agreement in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or as may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.

Section 4.2             Restriction on Certain Competition. For a period ending at the earlier of (w) sixty (60) months following the Effective Date, (x) any expiration or termination of a Supply Agreement, (y) any expiration or termination of this Agreement or (z) the occurrence of a Change of Control of Filtration or Cummins (such period, the “Non-Compete Period”), without the prior written consent of Filtration (not to be unreasonably withheld, conditioned or delayed), Cummins shall not, and shall not allow any of its controlled Affiliates to, directly or indirectly, engage anywhere in the world, or own, manage, operate, or control any Person who engages anywhere in the world, in any design, development, manufacturing, marketing or sales of filter housings, filters, filter cartridges, filter modules or filter interfaces, including filter sealing surfaces, filter housing threads or filter attachment design, that compete with the Filtration Non-Compete Products (a “Competing Business”); provided, however, that nothing in this Section 4.2 will restrict, directly or indirectly, Cummins or any of its controlled Affiliates from:

(a)           exercising its or their respective rights or performing or complying with its or their respective obligations under this Agreement or any of the Ancillary Agreements, including the Supply Agreements and any rights thereunder relating to sourcing or otherwise obtaining products or supply from any Person that is not a member of the Filtration Group, or otherwise engaging in any business or transactions with any member of the Filtration Group or any Affiliate of a Filtration Group member;

(b)           acquiring or owning an interest in, or managing, operating or controlling through such acquisition or ownership, any Person (or its successor) or business that is engaged in a Competing Business (such Person or business, an “After-Acquired Business”) if such Competing Business generated less than ten percent (10%) of the After-Acquired Business consolidated annual revenues in the last completed fiscal year of the After-Acquired Business before such acquisition by Cummins or any of its controlled Affiliates, except that if such Competing Business generated more than $50,000,000 of the After-Acquired Business consolidated annual revenues in the last completed fiscal year of the After-Acquired Business before such acquisition (the portion of such Competing Business, an “After-Acquired Restricted Business”), then (i) following such acquisition, Cummins and Filtration shall negotiate in good faith for a commercially reasonable period not to exceed six (6) months following such acquisition to determine the extent to which Cummins may retain the After-Acquired Restricted Business, and (ii) to the extent that Filtration does not consent in writing to Cummins’s retention of the After-Acquired Restricted Business following such negotiation, which consent shall not have been unreasonably withheld, conditioned or delayed, then within one (1) year after the end of such negotiation, Cummins shall discontinue, or enter into a definitive agreement to cause the divestiture of, the relevant portion of the After-Acquired Restricted Business such that the acquisition or ownership of the After-Acquired Business otherwise complies with this Section 4.2;

(c)           sourcing, using or re-selling any products competitive with any Filtration Non-Compete Products from any third Persons to the extent permitted or not restricted by either Supply Agreement;

(d)           engaging in any Cummins Retained Business;

(e)           doing business with third Persons engaged in a Competing Business, including by discussing, proposing, negotiating or entering into supply agreements, distribution agreements and similar arrangements or seeking, soliciting or obtaining proposals, prices or quotes for such arrangements, to the extent such business does not constitute a Competing Business; or

(f)            entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Competing Business, to the extent such joint venture, partnership or other strategic business relationship does not engage in a Competing Business.

Section 4.3             No Solicitation or Hiring of Employees. From and after the Effective Date until expiration of the twelve (12)-month period immediately following the Disposition Date (the “Restricted Period”), none of Cummins, Filtration or any member of their respective Groups shall, without the prior written consent of the Chief Human Resource Officer of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, agree to an employment, contractual or other relationship or otherwise hire, retain or employ any employee of any other Party’s respective Group. For and during the Restricted Period, none of Cummins, Filtration or any member of their respective Groups shall, without the prior written consent of the Chief Human Resource Officer of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee of any other Party’s respective Group to leave his or her employment. Notwithstanding the foregoing, nothing in this Section 4.3 shall restrict or preclude Cummins, Filtration or any member of their respective Groups from soliciting or hiring (a) during the Restricted Period, any employee who responds to a general solicitation or advertisement or contact by a recruiter, whether in-house or external, that is not specifically targeted or focused on the employees employed by any other Party’s respective Group (and nothing shall prohibit such generalized searches for employees through various means, including the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches); provided that the applicable Party has not encouraged or advised such firm to approach any such employee; (b) any employee whose employment has been terminated by the other Party’s respective Group; or (c) any employee whose employment has been terminated by such employee after sixty (60) days from the date of termination of such employee’s employment.

Section 4.4             Corporate Opportunities. From and after the Effective Time and for so long as the Cummins Group (a) Beneficially Owns shares of Filtration Common Stock representing, in the aggregate, at least ten percent (10%) of the total voting power of the then outstanding Filtration Voting Stock or (b) otherwise has one or more directors, officers or employees serving as a director, officer or employee of Filtration, the Filtration Board shall, in accordance with Section 122(17) of the General Corporation Law of the State of Delaware, renounce any interest or expectancy of Filtration in, or in being offered an opportunity to participate in, any corporate opportunities of any member of the Filtration Group that are presented to any member of the Cummins Group or any of its directors, officers or employees. For the purposes of this Section 4.4, “corporate opportunities” of a Group shall include, but not be limited to, business opportunities which the Filtration Group is financially able to undertake, which are, from their nature, in the line of the Filtration Group’s business, are of practical advantage to it and are ones in which the Filtration Group would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by the Cummins Group or its directors, officers or employees, the self-interest of any member of the Cummins Group or any of such member’s directors, officers or employees will or could be brought into conflict with that of the Filtration Group.

Article V
INDEMNIFICATION

Section 5.1             Release of Pre-IPO Claims.

(a)           Released Liabilities. Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article V:

(i)           Cummins, for itself and each member of the Cummins Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the Cummins Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Filtration and the other members of the Filtration Group, its Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of the Filtration Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Cummins Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Internal Reorganization and the IPO and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Cummins Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Filtration Group in respect of any Cummins Released Liabilities; provided, however, that nothing in this Section 5.1(a)(i) shall relieve any Person released in this Section 5.1(a)(i) who, after the Effective Time, is a director, officer or employee of any member of the Filtration Group and is no longer a director, officer or employee of any member of the Cummins Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Filtration Group after the Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Cummins, any member of the Cummins Group, or their respective Affiliates from commencing any Actions against any Filtration officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (x) theft of Cummins Know-How or (y) intentional criminal acts by any such officers, directors, agents or employees.

(ii)          Filtration, for itself and each member of the Filtration Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the Filtration Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Cummins and the other members of the Cummins Group, its Affiliates and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, agents or employees of any member of the Cummins Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Filtration Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Internal Reorganization and the IPO and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Filtration Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Cummins Group in respect of any Filtration Released Liabilities; provided, however that, for purposes of this Section 5.1(a)(ii), the members of the Filtration Group shall also release and discharge any officers or other employees of any member of the Cummins Group, to the extent any such officers or employees served as a director or officer of any members of the Filtration Group prior to the Effective Time, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case, in their capacity as a director or officer of any such member of the Filtration Group, prior to the Effective Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent.

(b)           Unreleased Liabilities. Nothing contained in this Agreement, including Section 5.1(a), Section 2.4(a) or Section 2.5, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 5.1(a) shall release any Person from:

(i)           any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to Cummins, any Cummins Retained Liability, and (B) with respect to Filtration, any Filtration Liability;

(ii)          any Liability provided for in or resulting from any other Contract or arrangement that is entered into after the Effective Time between any Party (or a member of such Party’s Group), on the one hand, and any other Party (or a member of such Party’s Group), on the other hand;

(iii)         any Liability with respect to any Continuing Arrangements;

(iv)         any Liability that the Party may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Party by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; and

(v)          any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 5.1(a) with respect to such Liability.

In addition, nothing contained in Section 5.1(a) shall release: (i) Cummins from indemnifying any director, officer or employee of the Filtration Group who was a director, officer or employee of Cummins or any of its Affiliates prior to the Effective Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Filtration Liability, then Filtration shall indemnify Cummins for such Liability (including Cummins’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V; and (ii) Filtration from indemnifying any director, officer or employee of the Cummins Group who was a director, officer or employee of Filtration or any of its Affiliates prior to the Effective Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Cummins Retained Liability, then Cummins shall indemnify Filtration for such Liability (including Filtration’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(c)           Waiver of Actions. Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

(d)           Legal Fees. If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released pursuant to Section 5.1(a), then the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article V.

Section 5.2             Indemnification by Cummins. In addition to any other provisions of this Agreement requiring indemnification, and except as otherwise expressly set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Cummins shall indemnify, defend and hold harmless the Filtration Indemnitees from and against any and all Indemnifiable Losses of the Filtration Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Cummins Retained Liabilities, including the failure of any member of the Cummins Group or any other Person to pay, perform or otherwise discharge any Cummins Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Effective Time; (b) any Cummins Retained Asset or Cummins Retained Business, whether arising prior to, at or after the Effective Time; (c) any breach by Cummins of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder to the extent specified therein; (d) any untrue statement or alleged untrue statement of a material fact contained in any Filtration Disclosure or any other document filed with the Commission by any member of the Filtration Group pursuant to the Securities Act or the Exchange Act other than the IPO Disclosure Documents or with respect to Specified Filtration Liabilities, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case under this clause (d), to the extent, but only to the extent, that those Indemnifiable Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any of the Filtration Indemnitees by any member of the Cummins Group for inclusion in, or preparation of, a Filtration Disclosure or other document filed with the Commission by any member of the Filtration Group or incorporated by reference by any Filtration Indemnitee from any Cummins Public Filings, and then only if that statement or omission was made or occurred after the Effective Date or (e) any Indemnifiable Taxes.

Section 5.3             Indemnification by Filtration. In addition to any other provisions of this Agreement requiring indemnification, and except as otherwise expressly set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Filtration shall, and shall cause the other members of the Filtration Group to, indemnify, defend and hold harmless the Cummins Indemnitees from and against any and all Indemnifiable Losses of the Cummins Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Filtration Liabilities, including the failure of any member of the Filtration Group or any other Person to pay, perform or otherwise discharge any Filtration Liability in accordance with its respective terms, whether prior to, at or after the Effective Time; (b) any Filtration Asset or Filtration Business, whether arising prior to, at or after the Effective Time; (c) any breach by Filtration of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder to the extent specified therein; (d) any untrue statement or alleged untrue statement of a material fact contained in any Cummins Public Filing or any other document filed with the Commission by any member of the Cummins Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case under this clause (d), to the extent, but only to the extent, that those Indemnifiable Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any of the Cummins Indemnitees by any member of the Filtration Group for inclusion in, or preparation of, a Cummins Public Filing or other document filed with the Commission by any member of the Cummins Group or incorporated by reference by any Cummins Indemnitee from any Filtration Disclosure, and then only if that statement or omission was made or occurred after the Effective Date; or (e) any Indemnifiable Taxes.

Section 5.4             Procedures for Indemnification.

(a)           Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 5.4(b), each Cummins Indemnitee and Filtration Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), promptly and in any event within forty-five (45) days of such determination, stating in such written notice the applicable indemnification claim in reasonable detail; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. If such Indemnifying Party rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VIII.

(b)           Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a Party or a member of a Party’s Group (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within the earlier of (x) forty-five (45) days or (y) two (2) Business Days prior to the final date of the applicable response period under such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. For all purposes of this Section 5.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.1(97)(h).

(c)           Defense of Third Party Claims. Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein, or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense of a Third Party Claim, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 5.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an Action by a Governmental Entity, (y) involves an allegation of a criminal violation or (z) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that, if the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to this Section 5.4(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article V shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnitee unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(d)           Failure to Defend. If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the period specified in Section 5.4(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in Section 5.4(c), it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e)           Exclusive Remedy. Except as otherwise set forth in Section 6.5 and Section 8.4, or to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article V shall be resolved in accordance with Article VIII.

(f)            Ancillary Agreements. Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 5.4, the terms of the Ancillary Agreement will govern.

(g)           Pending Actions. The provisions of this Article V shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 5.4 to give a notice with respect to any Third Party Claim that is pending or asserted as of the Effective Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Cummins Liabilities and partly Filtration Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VIII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file third-party claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.

Section 5.5             Cooperation in Defense and Settlement.

(a)           Joint Parties to Actions. With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 5.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 5.4.

(b)           Certain Governmental Actions. Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against Filtration relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar laws, where the facts and circumstances giving rise to the Action occurred prior to the Effective Time, or (ii) where the resolution of such Action by order, judgment, settlement or otherwise, could include any condition, limitation or other stipulation that could, in the reasonable judgment of Cummins, adversely impact the conduct of the Cummins Retained Businesses, Cummins shall have, at Cummins’s expense and to the extent permitted by applicable Law, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by Filtration to any third party involved in such Action (including any Governmental Entity), to the extent that Cummins’s participation does not affect any privilege in a material and adverse manner; provided that, to the extent that any such action requires the submission by Filtration of any content relating to any current or former officer or director of Cummins, such content, to the extent permitted by applicable Law, will only be submitted in a form approved by Cummins in its reasonable discretion. With regard to the matters specified in the preceding clauses (i) and (ii), Cummins shall have a right to consent to any compromise or settlement related thereto.

(c)           Governmental Filings. Notwithstanding anything to the contrary in this Agreement, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Entity by Filtration or its Subsidiaries (“Governmental Filing”) where the Governmental Filing requires disclosure of facts, information or data that relate, in whole or in part, to periods prior to the Effective Time, Cummins shall have, to the extent permitted by applicable Law, the reasonable opportunity to consult, advise and comment on the preparation and content of any such Governmental Filing in advance of its submission to a Governmental Entity, and Filtration shall in good faith consider and take into account any comments so provided by Cummins with respect to such Governmental Filing.

(d)           Nominal Defendants. Each of Cummins and Filtration agrees that, at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then, to the extent permitted by applicable Law, the other Party or Parties shall use commercially reasonable efforts at its own expense to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 5.6             Indemnification Payments. Indemnification required by this Article V shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 5.7             Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)           Third Party Proceeds. Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article V shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss and (ii) net of any proceeds actually received by the Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of (i) the Indemnity Payment received over (ii) the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds (with such Insurance Proceeds or Third Party Proceeds reduced by the present value, based on the applicable Party’s then cost of short-term borrowing, of any related future premium increases known at such time) had been received before the Indemnity Payment was made.

(b)           Tax Effects. Any Indemnity Payment shall be increased as necessary so that, after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment, the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(c)           Efforts to Recover. The Parties agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 5.8             Contribution. If the indemnification provided for in this Article V is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 5.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Filtration and each other member of the Filtration Group, on the one hand, and Cummins and each other member of the Cummins Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss, including in such case with respect to any Indemnifiable Losses arising out of or related to information contained in the IPO Disclosure Documents or other securities law filing, for which the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the Filtration Business or a member of the Filtration Group, on the one hand, or a Cummins Retained Business or a member of the Cummins Group, on the other hand. Notwithstanding anything else to the contrary in this Section 5.8, if the indemnification provided for in this Article V is unavailable for any reason to a Cummins Indemnitee in respect of any Indemnifiable Loss relating to, arising out of, by reason of, or otherwise in connection with, any Specified Filtration Liabilities, then Filtration shall in any event contribute to the full extent of the Indemnifiable Losses incurred, paid or payable by any such Cummins Indemnitees as a result of such Indemnifiable Losses to nonetheless reflect Filtration’s complete Assumption of any Specified Filtration Liabilities and complete release of any Cummins Indemnitee from any Specified Filtration Liabilities, regardless of the relative fault of Filtration and each other member of the Filtration Group, on the one hand, and Cummins and each other member of the Cummins Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 5.9             Additional Matters; Survival of Indemnities.

(a)           Effect of Investigation. The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder.

(b)           Survival. The rights and obligations of any member of the Cummins Group or any member of the Filtration Group, in each case, under this Article V shall survive (i) the IPO and any Distribution or Other Disposition, (ii) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities and (iii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

Section 5.10           Environmental Matters.

(a)           Exchange of Information. Without limiting any other provision of this Agreement, each of Cummins and Filtration agrees to provide, or cause to be provided, at any time before, at or after the Effective Time, as soon as reasonably practicable after written request therefor, reasonable access to any non-privileged information in the possession or under the control of such Party’s respective Group and reasonable access to its employees to the extent that (i) such information relates to, or such employees have relevant knowledge regarding, specific alleged Environmental Liabilities, including the requesting party’s alleged or potential link to environmental contamination at an Off-Site Location or real property that was allegedly owned or operated by the Cummins Group and any operating group, business unit, division, Subsidiary, line of business or investment of Cummins or any of its Subsidiaries (including any member of the Filtration Group) prior to the Effective Time; (ii) such information relates to, or such employees have relevant knowledge regarding, the impact that any alleged Environmental Liability could have on the operations, activities or Liability exposure of the requesting Party; or (iii) such information is necessary for the requesting party to complete required environmental reports or filings.

(b)           Substitution.

(i)           Filtration shall use its reasonable best efforts to obtain any consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary to cause Filtration or the appropriate Subsidiary of Filtration to be fully substituted for Cummins or other member of the Cummins Group with respect to: (A) any order, decree, judgment, agreement or Action with respect to Filtration Environmental Liabilities that are in effect as of the Effective Time; or (B) Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the Filtration Assets. Cummins shall use its reasonable best efforts to provide necessary assistance or signatures to Filtration to achieve the purposes of this Section 5.10(b)(i).

(ii)          Until such time as Filtration and Cummins complete the substitutions outlined in Section 5.10(b)(i), Filtration shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in Cummins’ name relating to the Filtration Assets and the Filtration Environmental Liabilities. To the extent a substitution outlined in Section 5.10(b)(i) is not necessary, Filtration shall be responsible for all environmental filings related to its operations after the Effective Time.

Article VI
PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 6.1             Preservation of Corporate Records. Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 6.2, each Party shall use its reasonable best efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (a) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Cummins or such other member of the Cummins Group, respectively, as in effect immediately prior to the Effective Time, including pursuant to any “Litigation Hold” issued by Cummins or any of its Subsidiaries prior to the Effective Time, (b) the concluding date of any period as may be required by any applicable Law, (c) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the Cummins Group or the Filtration Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (d) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Cummins Group or the Filtration Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that, with respect to any pending or threatened Action arising after the Effective Time, clause (c) of this sentence applies only to the extent that whichever member of the Cummins Group or the Filtration Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The Parties agree that, upon written request from the other that certain Information relating to the Filtration Business, the Cummins Retained Businesses or the transactions contemplated by this Agreement be retained in connection with an Action, the Parties shall use their respective reasonable best efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

Section 6.2             Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of such Article V shall control) or for matters related to provision of Tax Records (as defined in the Tax Matters Agreement) (in which event the provisions of the Tax Matters Agreement shall control) and subject to appropriate restrictions for Privileged Information or Confidential Information:

(a)           Filtration Information. At all times from and after the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written request by, and at the expense of, Filtration for specific and identified Information:

(i)           that (x) relates to Filtration or the Filtration Business, as the case may be, prior to the Effective Time, or (y) is necessary for Filtration to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Cummins or Filtration are parties, Cummins shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Filtration has an actual need for such originals) in the possession or control of Cummins or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Filtration; provided that, to the extent any originals are delivered to Filtration pursuant to this Agreement or the Ancillary Agreements, Filtration shall, at its own expense, return them to Cummins within a reasonable time after the need to retain such originals has ceased; provided, further that, in the event that Cummins determines, based on the advice of counsel, that any such access or the provision of any such Information (including information requested under Article VII) would violate any Law or Contract with a third party or would waive any Privilege, Cummins shall not be obligated to provide such Information requested by Filtration; or

(ii)          that (x) is required by Filtration with regard to compliance with reporting, disclosure, filing or other requirements imposed on Filtration (including under applicable securities Laws) by a Governmental Entity having jurisdiction over Filtration, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Cummins shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Filtration has an actual need for such originals) in the possession or control of Cummins or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Filtration; provided that, to the extent any originals are delivered to Filtration pursuant to this Agreement or the Ancillary Agreements, Filtration shall, at its own expense, return them to Cummins within a reasonable time after the need to retain such originals has ceased; provided, further that, in the event that Cummins determines, based on the advice of counsel, that any such access or the provision of any such Information (including information requested under Article VII) would violate any Law or Contract with a third party or would waive any Privilege, Cummins shall not be obligated to provide such Information requested by Filtration.

(b)           Cummins Information. At all times from and after the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written request by, and at the expense of, Cummins for specific and identified Information:

(i)           that (x) relates to matters prior to the Effective Time or (y) is necessary for Cummins to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Cummins or Filtration are parties, Filtration shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Cummins has an actual need for such originals) in the possession or control of Filtration or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Cummins; provided that, to the extent any originals are delivered to Cummins pursuant to this Agreement or the Ancillary Agreements, Cummins shall, at its own expense, return them to Filtration within a reasonable time after the need to retain such originals has ceased; provided, further that, in the event that Filtration determines, based on the advice of counsel, that any such access or the provision of any such Information (including information requested under Article VII) would violate any Law or Contract with a third party or would waive any Privilege, Filtration shall not be obligated to provide such Information requested by Cummins; or

(ii)          that (x) is required by Cummins with regard to compliance with reporting, disclosure, filing or other requirements imposed on Cummins (including under applicable securities Laws) by a Governmental Entity having jurisdiction over Cummins, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Filtration shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Cummins has an actual need for such originals) in the possession or control of Filtration or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Cummins; provided, further that, in the event that Filtration determines, based on the advice of counsel, that any such access or the provision of any such Information (including information requested under Article VII) would violate any Law or Contract with a third party or would waive any Privilege, Filtration shall not be obligated to provide such Information requested by Cummins.

(c)           Communication of Obligations. Each of Cummins and Filtration shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have had access to the other Party’s Confidential Information or other Information provided pursuant to this Article VI or Article VII of their obligation to hold such Information confidential in accordance with the provisions of this Agreement.

Section 6.3             Witness Services. At all times from and after the Effective Time, each of Cummins and Filtration shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (a) such Persons are required or may reasonably be requested to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (b) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.3 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 6.4             Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 6.5             Confidentiality.

(a)           Non-Disclosure. Notwithstanding any termination of this Agreement, and except as otherwise provided in the Ancillary Agreements, each of Cummins and Filtration shall hold, and shall cause their respective Affiliates and their officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party shall be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party shall cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b)           Third Party Information. Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party or members of its Group were part of the Cummins Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c)           Use of Confidential Information. Notwithstanding any provision of this Agreement to the contrary, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Cummins’ Confidential Information pursuant to policies in effect as of the Effective Time, and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding any provision of this Agreement to the contrary, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Filtration Business (in the case of the Filtration Group) or the Cummins Retained Business (in the case of the Cummins Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement, and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided, further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.5(a).

(d)           Remedies for Breach. The Parties agree that irreparable damage may occur in the event that the provisions of this Section 6.5 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e)           Priority of Obligations. For the avoidance of doubt and notwithstanding any other provision of this Section 6.5 to the contrary, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.6, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

(f)            Subsequent Disclosure. For the avoidance of doubt and notwithstanding any other provision of this Section 6.5 to the contrary, following the Effective Date, the confidentiality obligations under this Agreement shall continue to apply to any and all Confidential Information concerning or belonging to each Party or its Affiliates that is shared or disclosed with the other Party or its Affiliates, whether or not such Confidential Information is shared pursuant to this Agreement, any Ancillary Agreement or otherwise.

Section 6.6             Privilege Matters.

(a)           Pre-IPO Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Cummins Group and the Filtration Group, and that each of the members of the Cummins Group and the Filtration Group should be deemed to be the client with respect to such pre-IPO services for the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-IPO services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.6 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b)           Post-IPO Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of Cummins and Filtration. The Parties further recognize that certain of such post-IPO services will be rendered solely for the benefit of Cummins or Filtration, as the case may be, while other such post-IPO services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both Cummins and Filtration. With respect to such post-IPO services and related Privileged Information, the Parties agree as follows:

(i)           All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both Cummins and Filtration shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes or other matters at issue; and

(ii)          Except as otherwise provided in Section 6.6(b)(i), Privileged Information relating to post-IPO services provided solely to one of Cummins or Filtration shall not be deemed shared between the Parties; provided that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information, or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c)           Shared Privilege. The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.6(a) or Section 6.6(b):

(i)           Subject to Section 6.6(c)(iv) and Section 6.6(c)(v), Filtration shall not waive, allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which Cummins has a shared Privilege, without the consent of Cummins, which shall not be unreasonably withheld or delayed and shall be in writing.

(ii)          Prior to the Disposition Date and notwithstanding any provision of this Section 6.6(c) to the contrary, Cummins shall be entitled, in its discretion to waive, allege or purport to waive, any Privilege in connection with any Privileged Information, whether or not the Privileged Information is in the possession or under the control of any member of the Cummins Group or any member of the Filtration Group. Following the Disposition Date and subject to Section 6.6(c)(iv) and Section 6.6(c)(v), Cummins shall not waive, allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which Filtration has a shared Privilege, without the consent of Filtration, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within fifteen (15) days after written notice by Cummins to Filtration.

(iii)         If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, and shall endeavor to minimize any prejudice to the rights of the other Party. Neither Cummins nor Filtration shall unreasonably withhold consent to any request for waiver by the other Party and each of Cummins and Filtration specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests.

(iv)         If, within fifteen (15) days of receipt by Cummins of Filtration, as the case may be, of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the Party seeking waiver of a Privilege determines that such Privilege should nonetheless be waived to protect or advance its interest, such Party shall provide the other Party fifteen (15) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings in accordance with Section 8.2 to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and any such Privilege shall not be waived by Cummins or Filtration, as the case may be, until the final determination of such dispute in accordance with Section 8.2.

(v)          In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d)           Preservation of Privilege. The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Cummins or Filtration as set forth in Section 6.5 and this Section 6.6, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Section 5.5, Section 6.1, Section 6.2 and Article VII, the agreement to provide witnesses and individuals pursuant to Section 5.5 and Section 6.3, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.5, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.7             Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 6.8             Personal Data.

(a)           Data Controller. The Parties acknowledge that (i) Cummins is a Data Controller with respect to the Processing of the Cummins Personal Data prior to and after the Effective Time, (ii) Cummins and Filtration are separate Data Controllers with respect to the Processing of Filtration Personal Data prior to the Effective Time, and (iii) Filtration remains a Data Controller with respect to the Processing of the Filtration Personal Data from and after the Effective Time. As such, from and after the Effective Time, Filtration shall comply with the requirements of Data Protection Laws applicable to Data Controllers in connection with the Filtration Personal Data and this Agreement and shall not knowingly do anything or permit anything to be done which might lead to a breach by Cummins or its Affiliates of the Data Protection Laws.

(b)           Data Processing. Both Parties shall cooperate to ensure that their Processing of Personal Data hereunder does and will comply with all applicable Data Protection Laws and take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Data Protection Laws. Nothing in this Section 6.8 shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Data Protection Laws.

Section 6.9             Other Agreements. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information expressly set forth in any Ancillary Agreement.

Article VII
FINANCIAL AND OTHER COVENANTS

Section 7.1             Disclosure and Financial Controls. Filtration agrees that, for so long as Cummins is required to consolidate the results of operations and financial position of Filtration or any other members of the Filtration Group or to account for its investment in Filtration or any other members of the Filtration Group under the equity method of accounting (determined in accordance with GAAP and consistent with Commission reporting requirements) (such period, which shall be extended if and for so long as any amendments to, or restatements or modifications of, any Cummins Public Filings made during such period are necessary, the “Applicable Period”):

(a)           Disclosure and Financial Controls. (i) Filtration shall, and shall cause each other member of the Filtration Group to, maintain disclosure controls and procedures and internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act; (ii) Filtration shall cause each of its principal executive and principal financial officers to sign and deliver certifications to Filtration’s periodic reports and will include the certifications in Filtration’s periodic reports, in each case, as and when required pursuant to Rule 13a-14 under the Exchange Act and Item 601 of Regulation S-K; (iii) Filtration shall comply with its obligations under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002; (iv) Filtration shall cause its management to evaluate Filtration’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Rule 13a-15 under the Exchange Act; (v) Filtration shall disclose in its periodic reports filed with the Commission information concerning Filtration management’s responsibilities for and evaluation of Filtration’s disclosure controls and procedures and internal control over financial reporting (including the annual management report and attestation report of Filtration’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable Commission rules; and (vi) without limiting the general application of the foregoing, Filtration shall, and shall cause each other member of the Filtration Group to, maintain internal systems and procedures that will provide reasonable assurance that (A) the Financial Statements (as defined below) are reliable and timely prepared in accordance with GAAP and applicable Law, (B) all transactions of members of the Filtration Group are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of members of the Filtration Group are authorized at the appropriate level within Filtration, and (D) unauthorized use or disposition of the assets of any member of the Filtration Group that could have a material effect on the Financial Statements is prevented or detected in a timely manner. It is understood and agreed that references in this Section 7.1(a) to reporting or other obligations of Filtration shall be deemed to assume, for purposes hereof, that Filtration is subject to the same rules and regulations as Cummins.

(b)           Fiscal Year. Filtration shall, and shall cause each member of the Filtration Group organized in the United States to, maintain a fiscal year and fiscal quarters that commence and end on the same calendar days as Cummins’ fiscal year and fiscal quarters commence and end, and maintain monthly accounting periods that commence and end on the same calendar days as Cummins’ monthly accounting periods commence and end. Filtration shall, and shall cause each other member of the Filtration Group organized outside of the United States to, maintain a fiscal year and fiscal quarters that commence and end on the same calendar days as the fiscal year and fiscal quarters of the corresponding members of the Cummins Group (if any) organized outside of the United States commences and ends, and maintain monthly accounting periods that commence and end on the same calendar days as the monthly accounting periods of the corresponding members of the Cummins Group (if any) organized outside of the United States commence and end.

(c)           Monthly and Quarterly Financial Information. Filtration shall deliver or otherwise make available to Cummins a consolidated income statement and balance sheet, or the information required to prepare a consolidated income statement and balance sheet, on a monthly basis for Filtration for such period in the same format and manner, with the same detail, and in the same timeframe, as the Filtration Business delivered or made available such information to Cummins prior to the Effective Date (such practices, the “Financial Delivery Practices”). Filtration shall deliver or otherwise make available to Cummins a consolidated income statement and balance sheet and supplemental data related to cash flows, or the information required to prepare a consolidated income statement and balance sheet and supplemental data related to cash flows, and other necessary disclosures on a quarterly basis in accordance with the Financial Delivery Practices. Filtration shall be responsible for reviewing its results and data and for informing Cummins immediately of any post-closing adjustments that come to its attention. Filtration shall provide final sign-off of its results, using Cummins’s materiality standards, no later than nine (9) Business Days after the quarterly close period end for the income statement and no later than twelve (12) Business Days after the quarterly close period end for the balance sheet and supplemental data, in each case unless, otherwise directed by Cummins. Filtration shall provide to Cummins a certification by the Chief Executive Officer and Chief Financial Officer of Filtration that the quarterly financials fairly present, in all material respects, the financial position and results of operation of the Filtration Group and internal controls appropriately represent the current financial reporting controls of Filtration no later than five (5) Business Days prior to Cummins’ filing of its quarterly financial statements with the Commission.

(d)           Quarterly Financial Statements. Filtration shall, as soon as practicable and in accordance with the Financial Delivery Practices, deliver to Cummins drafts of (i) the consolidated financial statements of the Filtration Group (and notes thereto) for each fiscal quarter and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth, in each case, in comparative form for each such fiscal quarter of Filtration the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, and (ii) a discussion and analysis by management of the Filtration Group’s financial condition and results of operations for such fiscal quarter, including an explanation of any material period-to-period changes and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that Filtration shall deliver such information at a specified, earlier time upon Cummins’ written request with at least twenty (20) days’ advance notice. The information set forth in clauses (i) and (ii) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than seven (7) Business Days prior to the date Filtration publicly files the Quarterly Financial Statements with the Commission or otherwise makes such Quarterly Financial Statements publicly available, Filtration shall deliver to Cummins the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of Filtration in the forms required under Commission rules for periodic reports and in form and substance satisfactory to Cummins; provided, however, that Filtration may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Filtration to Cummins as soon as practicable, and in any event within eight (8) hours of making any such corrections or changes; provided, further, that Cummins’ and Filtration’s legal and financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Filtration may consider making to its Quarterly Financial Statements and related disclosures during the seven (7) Business Days immediately prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Cummins’ financial statements or related disclosures. Without limiting the foregoing, Filtration shall consult with Cummins regarding Cummins’ comments on the Quarterly Financial Statements and related disclosures and shall accept all of Cummins’ comments on such Quarterly Financial Statements and related disclosures, except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to, the ownership of Filtration by Cummins or the Transactions shall be filed with the Commission or otherwise made public by any Filtration Group member without the prior written consent of Cummins unless otherwise required by applicable Law. Notwithstanding anything to the contrary in this Section 7.1(d), Filtration shall not file its Quarterly Financial Statements with the Commission prior to the time that Cummins files the Cummins quarterly financial statements with the Commission unless otherwise required by applicable Law.

(e)           Annual Financial Statements. On an annual basis and in accordance with the Financial Delivery Practices, Filtration shall deliver to Cummins an income statement and balance sheet and supplemental data related to cash flows and other necessary disclosures for such fiscal year in such format and detail as Cummins may reasonably request. Filtration shall be responsible for reviewing its results and data and for informing Cummins immediately of any post-closing adjustments in excess of $5,000,000 pre-tax that come to its attention and of any adjustments below $5,000,000 but in excess of $1,000,000 pre-tax within eight (8) hours of its awareness. Filtration shall provide final sign-off of its results, using Cummins’ materiality standards, no later than nine (9) Business Days after the annual close period end for the income statement and no later than twelve (12) Business Days after the annual close period end for the balance sheet and supplemental data, in each case, unless otherwise directed by Cummins. Filtration shall provide to Cummins a certification by the Chief Executive Officer and Chief Financial Officer of Filtration pertaining to the internal controls no later than five (5) Business Days prior to Cummins’ filing of its audited annual financial statements (the “Cummins Annual Statements”) with the Commission. As soon as practicable, and in any event no later than twenty (20) Business Days prior to the date on which Cummins has notified Filtration that Cummins intends to file its annual report on Form 10-K or other document containing annual financial statements with the Commission, Filtration shall deliver to Cummins any financial and other information and data with respect to the Filtration Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by Cummins in connection with the preparation of Cummins’s financial statements and annual report on Form 10-K. As soon as practicable, and in any event no later than ten (10) Business Days prior to the date on which Filtration is required to file an annual report on Form 10-K or other document containing its Annual Financial Statements (as defined below) with the Commission, Filtration shall deliver to Cummins (i) drafts of the consolidated financial statements of the Filtration Group (and notes thereto) for such year, setting forth, in each case, in comparative form the consolidated figures (and notes thereto) for the previous fiscal years and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP, and (ii) a discussion and analysis by management of the Filtration Group’s financial condition and results of operations for such year, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K. The information set forth in clauses (i) and (ii) above is referred to in this Agreement as the “Annual Financial Statements.” Filtration shall deliver to Cummins all revisions to such drafts as soon as any such revisions are prepared or made. No later than seven (7) Business Days prior to the date Filtration publicly files the Annual Financial Statements with the Commission or otherwise makes such Annual Financial Statements publicly available, Filtration shall deliver to Cummins the final form of its annual report on Form 10-K and certifications thereof by the principal executive and financial officers of Filtration in the forms required under Commission rules for periodic reports and in form and substance satisfactory to Cummins; provided, however, that Filtration may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Filtration to Cummins as soon as practicable, and in any event within eight (8) hours of making any such corrections or changes; provided, further, that Cummins’ and Filtration’s legal and financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Filtration may consider making to its Annual Financial Statements and related disclosures during the seven (7) Business Days immediately prior to any anticipated filing with the Commission. Without limiting the foregoing, Filtration will consult with Cummins regarding Cummins’ comments on the Annual Financial Statements and related disclosures and shall accept all of Cummins’ comments on such Annual Financial Statements and related disclosures, except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Annual Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to, the ownership of Filtration by Cummins or the Transactions will be filed with the Commission or otherwise made public by any Filtration Group member without the prior written consent of Cummins unless otherwise required by applicable Law. Notwithstanding anything to the contrary in this Section 7.1(e), Filtration shall not file its Annual Financial Statements with the Commission prior to the time that Cummins files the Cummins Annual Statements with the Commission unless otherwise required by applicable Law.

(f)            Affiliate Financial Statements. Filtration shall deliver to Cummins all quarterly financial statements and annual financial statements of each Affiliate of Filtration which is itself required to file financial statements with the Commission or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as Quarterly Financial Statements and Annual Financial Statements required to be delivered to Cummins pursuant to this Section 7.1.

(g)           Conformance with Cummins Financial Presentation. All information provided by any member of the Filtration Group to Cummins or filed with the Commission pursuant to Section 7.1(c) through Section 7.1(f) inclusive shall be consistent in terms of format and detail and otherwise with Cummins’ policies with respect to the application of GAAP and practices in effect on the Effective Date with respect to the provision of such financial information by such member of the Filtration Group to Cummins (and, where appropriate, as presently presented in financial reports to the Cummins Board), with such changes therein as may be requested by Cummins from time to time consistent with changes in such accounting principles and practices, including any changes in the interpretation or application of GAAP.

(h)           Filtration Reports Generally. Filtration shall, and shall cause each other member of the Filtration Group that files information with the Commission to, deliver to Cummins: (i) substantially final drafts, as soon as the same are prepared, of (A) all reports, notices and proxy and information statements to be sent or made available by such member(s) of the Filtration Group to its or their respective security holders, (B) all regular, periodic and other reports to be filed or furnished under Sections 13, 14, 15 and 16 of the Exchange Act and the rules and regulations thereunder (including reports on Forms 10-K, 10-Q and 8-K, annual reports to stockholders, and Forms 3, 4 and 5 and amendments thereto with respect to Filtration Securities (“Section 16 Reports”)), and (C) all registration statements and prospectuses to be filed by any such member of the Filtration Group with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (A), (B) and (C) are referred to in this Agreement as “Filtration Public Documents”); and (ii) as soon as practicable, but in no event later than five (5) Business Days (other than with respect to Form 8-Ks or Section 16 Reports) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Filtration Public Documents and, with respect to Form 8-Ks and Section 16 Reports, as soon as practicable, but in no event later than three (3) Business Days prior to the earliest date the same are filed in the case of planned Form 8-Ks, and as soon as practicable, but in no event less than two (2) hours prior to the filing, in the case of unplanned Form 8-Ks and Section 16 Reports; provided, however, that Filtration may continue to revise such Filtration Public Documents prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes will be delivered by Filtration to Cummins as soon as practicable, and in any event within eight (8) hours of making any such corrections or changes; provided, further, that the legal and financial representatives of Cummins and Filtration shall actively consult with each other regarding any changes (whether or not substantive) which Filtration may consider making to any of its Filtration Public Documents and related disclosures prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Cummins’ financial statements or related disclosures. Without limiting the foregoing, Filtration shall consult with Cummins regarding Cummins’ comments on the Filtration Public Documents and shall accept all of Cummins’ comments on such Filtration Public Documents, except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Filtration Public Document or any other document which refers to, or contains information not previously publicly disclosed with respect to, the ownership of Filtration by Cummins or the Transactions will be filed with the Commission or otherwise made public by any Filtration Group member without the prior written consent of Cummins unless otherwise required by applicable Law.

(i)            Budgets and Financial Projections. Filtration shall, as promptly as reasonably practicable, deliver to Cummins copies of all annual budgets and financial projections (consistent in terms of format and detail with Cummins’ historical practices, except as mutually agreed upon by the Parties) relating to Filtration on a consolidated basis and will provide Cummins an opportunity to meet with management of Filtration to discuss such budgets and projections. In addition, to the extent requested by Cummins, Filtration shall participate in Cummins’ annual strategic review planning and other similar meetings and processes in a manner consistent with past practices or with such changes as Cummins may reasonably request.

(j)            Other Information. With reasonable promptness, Filtration shall deliver to Cummins such additional financial and other information and data with respect to the Filtration Group and their business, properties, financial positions, results of operations and prospects as from time to time may be requested by Cummins.

(k)           Press Releases and Similar Information. Filtration and Cummins shall consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Filtration Group and to comment thereon. Cummins and Filtration shall coordinate the timing of (i) their respective earnings release conference calls and (ii) their respective public earnings release issuance and filings with the Commission, in each case, as directed by Cummins. No later than one (1) Business Day prior to the time and date that a Party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such Party shall deliver to the other Party copies of substantially final drafts of all related press releases and other statements to be made available by any member of that Party’s Group to employees of any member of that Party’s Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any member of the Filtration Group. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding sentence, the issuing Party shall consult with the other Party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the issuing Party shall deliver to the other Party copies of final drafts of all press releases and other public statements. Filtration shall obtain the written consent of Cummins prior to issuing any press releases or otherwise making public statements with respect to the Transactions or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Entity with respect thereto, unless otherwise required by applicable Law.

(l)            Cooperation on Cummins Filings. Filtration shall cooperate fully, and cause the Filtration Auditors to cooperate fully, with Cummins to the extent requested by Cummins in the preparation of Cummins’ public earnings or other press releases, quarterly reports on Form 10-Q, annual reports to shareholders, annual reports on Form 10-K, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Cummins with the Commission, any national securities exchange or otherwise made publicly available (collectively, the “Cummins Public Filings”). Filtration agrees to provide to Cummins all information that Cummins requests in connection with any Cummins Public Filings or that, in the judgment of Cummins’ counsel, is required to be disclosed or incorporated by reference therein under any Law. Filtration shall provide such information in a timely manner on the dates requested by Cummins (which may be earlier than the dates on which Filtration otherwise would be required hereunder to have such information available) to enable Cummins to prepare, print and release all Cummins Public Filings on such dates as Cummins shall determine but in no event later than as required by applicable Law. Filtration shall use its commercially reasonable efforts to cause the Filtration Auditors to consent to any reference to them as experts in any Cummins Public Filings required under any Law. If and to the extent requested by Cummins, Filtration shall diligently and promptly review all drafts of such Cummins Public Filings and prepare in a diligent and timely fashion any portion of such Cummins Public Filing pertaining to Filtration. Prior to any printing or public release of any Cummins Public Filing, an appropriate executive officer of Filtration shall, if requested by Cummins, certify that, to his or her knowledge or otherwise to the extent required by applicable Law, the information relating to any member of the Filtration Group or the Filtration Business in such Cummins Public Filing is accurate, true, complete and correct in all material respects and does not contain any untrue statement of material fact. Unless required by Law, Filtration shall not, without Cummins’ prior written consent, publicly release any financial or other information which conflicts with the information with respect to any member of the Filtration Group or the Filtration Business provided by Filtration or that Filtration otherwise has knowledge of that is included in any Cummins Public Filing. Prior to the release or filing thereof, Cummins shall provide Filtration with a draft of any portion of a Cummins Public Filing containing information relating to the Filtration Group and shall give Filtration an opportunity to review such information and comment thereon; provided that Cummins shall determine in its discretion the final form and content of all Cummins Public Filings.

(m)           Meetings with Financial Analysts. Filtration shall notify Cummins reasonably in advance of the date of all scheduled meetings and conference calls to be held between Filtration and members of the investment community (including any financial analysts), and of any conferences to be attended by management of Filtration with members of the investment community, and shall consult with Cummins as to the appropriate timing for all such meetings, calls and conferences. Filtration shall not schedule such meeting or call or attend such conference on any date to which Cummins reasonably objects. The foregoing shall not require Filtration to notify Cummins of one-on-one discussions between management of Filtration and members of the investment community (including any financial analysts).

Section 7.2             Auditors and Audits; Annual Statements and Accounting. Filtration agrees that, during the Applicable Period and, for purposes of Section 7.2(a) only, for so long as Services are being provided under the Transition Services Agreement, Filtration shall comply with the following additional obligations:

(a)           Selection of Filtration Auditors. Unless required by Law or directed by Cummins, Filtration shall not select an accounting firm other than PricewaterhouseCoopers LLP (or its affiliate accounting firms) to serve as its independent certified public accountants (the “Filtration Auditors”) without Cummins’s prior written consent. Notwithstanding the foregoing, Filtration shall obtain the approval of Cummins prior to engaging PricewaterhouseCoopers LLP (or its affiliate accounting firms) for any non-audit services, including any such services that may affect the accounting firm’s independence.

(b)           Audit Timing. Beginning with the 2023 fiscal year, Filtration will use its reasonable best efforts to enable the Filtration Auditors to complete their audit for the most recently completed fiscal year such that they will date their opinion on the Annual Financial Statements on the same date that Cummins’ independent certified public accountants (the “Cummins Auditors”) date their opinion on the Cummins Annual Statements, and to enable Cummins to meet its timetable for the printing, filing and public dissemination of the Cummins Annual Statements, all in accordance with Section 7.1(a) hereof and as required by applicable Law.

(c)           Quarterly Review. Beginning in the second quarter of the 2023 fiscal year, Filtration shall use its reasonable best efforts to enable the Cummins Auditors to complete their quarterly review procedures on the Quarterly Financial Statements on the same date that the Cummins Auditors complete their quarterly review procedures on Cummins’ quarterly financial statements.

(d)           Information Needed by Cummins. Filtration shall provide to Cummins on a timely basis all information that Cummins requires to meet its schedule for the preparation, printing, filing and public dissemination of the Cummins Annual Statements in accordance with Section 7.1(a) and as required by applicable Law. Without limiting the generality of the foregoing, Filtration shall provide all required financial information with respect to the Filtration Group to the Filtration Auditors in a sufficient and reasonable time and in sufficient detail to permit the Filtration Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the Cummins Auditors with respect to information to be included or contained in the Cummins Annual Statements.

(e)           Access to Filtration Auditors. Filtration shall authorize the Filtration Auditors to make available to the Cummins Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of Filtration and work papers related to the annual audit and quarterly reviews of Filtration, in all cases, within a reasonable time prior to the Filtration Auditors’ opinion date, so that the Cummins Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Filtration Auditors as it relates to the Cummins Auditors’ report on Cummins’s financial statements, all within sufficient time to enable Cummins to meet its timetable for the printing, filing and public dissemination of the Cummins Annual Statements.

(f)            Access to Records. Filtration shall provide the Cummins Auditors and Cummins’ other representatives, including Cummins’ internal auditors, with access to the Filtration Group’s books and records so that Cummins may conduct audits relating to the financial statements provided by Filtration under this Agreement as well as to the internal accounting controls and operations of the Filtration Group.

(g)           Operating Review Process. Filtration shall conduct its strategic and operational review process on a schedule that is consistent with that of Cummins’. As a supplement to the information furnished by Filtration to Cummins pursuant to Section 7.1, Filtration shall allow Cummins to conduct its strategic and operational reviews of Filtration through participation in meetings or other activities of the Filtration Board by the Cummins Designees or otherwise as requested by Cummins outside of such meetings or other activities of the Filtration Board. To facilitate Cummins’ participation in the process in this manner, Filtration shall hold all of its regularly scheduled board meetings at which its strategic and operational reviews are discussed within a time frame consistent with Cummins’ strategic and operational review process. Filtration shall also allow Cummins to conduct all other reviews of Filtration’s operations, affairs, finances or results (other than those required to comply with applicable financial reporting requirements or its customary financial reporting practices) through participation in meetings or other activities of the Filtration Board by the Cummins Designees or otherwise as requested by Cummins outside of such meetings or other activities of the Filtration Board. In connection with strategic, operational or other reviews, relevant Cummins personnel other than the Cummins Designees may participate at Cummins’ invitation. Cummins shall notify Filtration in advance of any such additional attendees.

(h)           Notice of Changes. Filtration will give Cummins as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Filtration’s accounting estimates or accounting principles from those in effect on the Effective Date. Filtration will consult with Cummins and, if requested by Cummins, Filtration will consult with the Cummins Auditors with respect thereto. Filtration will not make any such determination or changes without Cummins’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Filtration’s or Cummins’s financial statements as filed with the Commission or otherwise publicly disclosed therein.

(i)            Accounting Changes Requested by Cummins. Notwithstanding Section 7.2(h), Filtration shall make any changes in its accounting practices or accounting principles, including any changes in the interpretation or application of GAAP, that are requested by Cummins in order for Filtration’s accounting practices and principles to be consistent with those of Cummins.

(j)            Special Reports of Deficiencies or Violations. Filtration shall report in reasonable detail to Cummins the following events or circumstances promptly (and in any event within forty-eight (48) hours) after any executive officer of Filtration or any member of the Filtration Board becomes aware of such matter: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Filtration’s ability to record, process, summarize and report financial information; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Filtration’s internal controls over financial reporting; (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (iv) any other material violation of Law (including any violation of law that an attorney representing any member of the Filtration Group has formally reported to any officers or directors of Filtration pursuant to the Commission’s attorney conduct rules (17 C.F.R. Part 205)).

Section 7.3             Filtration Board Representation.

(a)           Cummins Designees. From the Effective Date until the Disposition Date, Cummins shall have the right to designate for nomination by the Filtration Board (or any nominating committee thereof) for election to the Filtration Board (each person so designated, a “Cummins Designee”) up to a majority of the members of the Filtration Board and the right to designate the Chairman of the Board. For so long as the Cummins Group Beneficially Owns shares of Filtration Common Stock representing, in the aggregate, less than a majority but at least ten percent (10%) of the total voting power of the then outstanding Filtration Voting Stock, Cummins shall have the right to designate for nomination by the Filtration Board (or any nominating committee thereof) for election to the Filtration Board up to a proportionate number of Cummins Designees to the Filtration Board, as calculated in accordance with Section 7.3(d). Each of the Cummins Designees shall, and Cummins shall direct each of the Cummins Designees to, undertake in writing to submit such Cummins Designee’s resignation from the Filtration Board on the earlier of (i) the date when the Cummins Group Beneficially Owns shares of Filtration Common Stock representing, in the aggregate, less than 10% of the total voting power of the then outstanding Filtration Voting Stock, with such resignations taking effect on the date that the Filtration Board accepts such resignations, or (ii) in case of any Cummins Designee who is an Overlapping Director not otherwise permitted to continue serving on the Filtration Board pursuant to Section 7.3(e), the Disposition Date, with such resignation effective as of the Disposition Date; provided, however, that before the Disposition Date, the Parties may mutually agree in writing on one Cummins Designee who shall not be required to deliver such resignation to the extent such Cummins Designee would not constitute an Overlapping Director prohibited by Section 7.3(e). Notwithstanding anything to the contrary set forth herein, Filtration’s obligations with respect to the election or appointment of Cummins Designees (A) shall be limited to the obligations set forth under this Section 7.3 and (B) shall be further limited by Filtration’s compliance with Law and any applicable Commission or stock exchange director independence requirements (giving effect to any “controlled company” exemption applicable thereto), provided that Filtration otherwise exercises reasonable best efforts to comply therewith. Cummins, in its discretion, may determine to designate fewer than its maximum number of Cummins Designees, although any such determination may be changed at any time by Cummins. As of the Effective Date, the initial Cummins Designees serving on the Filtration Board are set forth on Schedule 7.3(a).

(b)           Controlled Company Exemptions. Until the Disposition Date, Filtration shall, to the extent required by Cummins, take advantage of all available “controlled company” exemptions under the rules of the stock exchange on which Filtration’s shares are listed, including exemptions from compliance with certain corporate governance requirements relating to director independence. Commencing with the annual meeting of stockholders of Filtration to be held in 2023 and prior to each annual meeting of stockholders of Filtration thereafter, Cummins shall be entitled to present to the Filtration Board or any nominating committee thereof for nomination thereby such number of Cummins Designees for election to the Filtration Board (or if there is a classified board, the class of directors up for election) at such annual meeting as would result in Cummins having the appropriate number of Cummins Designees on the Filtration Board as determined pursuant to this Section 7.3.

(c)           Nomination of Cummins Designees. Filtration and the Filtration Board shall exercise all authority under applicable Law to cause all Cummins Designees to be nominated for election as members of the Filtration Board by the Filtration Board (or any nominating committee thereof). Filtration and the Filtration Board shall cause each Cummins Designee for election to the Filtration Board to be included in the slate of nominees recommended by the Filtration Board to holders of Filtration Common Stock (including at any special meeting of stockholders held for the election of directors) and shall use reasonable best efforts to cause the election of each such Cummins Designee, including soliciting proxies in favor of the election of such persons. In the event that any Cummins Designee elected to the Filtration Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Filtration Board with a substitute Cummins Designee. In the event that, as a result of any increase in the size of the Filtration Board, Cummins is entitled to have one or more additional Cummins Designees elected to the Filtration Board pursuant to this Section 7.3, the Filtration Board shall appoint the appropriate number of such additional Cummins Designees.

(d)           Proportional Representation. If at any time the Cummins Group Beneficially Owns shares of Filtration Common Stock representing, in the aggregate, less than a majority but at least 10% of the total voting power of the then outstanding Filtration Voting Stock, the number of persons Cummins shall be entitled to designate for nomination by the Filtration Board (or any nominating committee thereof) for election to the Filtration Board shall be equal to the number of directors computed using the following formula (rounded to the nearest whole number): the product of (i) the percentage of the total voting power of the then outstanding Filtration Voting Stock Beneficially Owned by the Cummins Group and (ii) the number of directors then on the Filtration Board (assuming no vacancies exist). Notwithstanding the foregoing, if the calculation set forth in the foregoing sentence would result in Cummins being entitled to elect a majority of the members of the Filtration Board solely as a result of rounding, the formula will be recalculated with the product being rounded down to the nearest whole number; provided, however, that, if the Cummins Group, at any time, acquires additional shares of Filtration Common Stock such that the Cummins Group Beneficially Owns shares of Filtration Common Stock representing, in the aggregate, a majority of the total voting power of the then outstanding Filtration Voting Stock, then the number of persons Cummins shall be entitled to designate for nomination by the Filtration Board (or any nominating committee thereof) for election to the Filtration Board shall be adjusted upward, if appropriate as a result of rounding, in accordance with the provisions of this Section 7.3(d). If the number of Cummins Designees serving on the Filtration Board exceeds the number determined pursuant to the foregoing sentences of this Section 7.3(d) (such difference being herein called the “Excess Director Number”), then Cummins in its discretion shall instruct such Cummins Designees (the number of which designees shall be equal to the Excess Director Number) to promptly resign from the Filtration Board, and, to the extent such persons do not so resign, Cummins shall assist Filtration in increasing the size of the Filtration Board, so that after giving effect to such increase, the number of Cummins Designees on the Filtration Board is in accordance with the provisions of this Section 7.3(d). Cummins, in its discretion, may determine to designate fewer than its maximum number of Cummins Designees, although any such determination may be changed at any time by Cummins.

(e)           Overlapping Directors. Notwithstanding anything to the contrary set forth herein, from and after the Disposition Date, (i) in no event will the Filtration Board include more than one Overlapping Director, and (ii) to the extent there is an Overlapping Director, such Overlapping Director will represent no more than a minority share of the overall composition of either the Cummins Board or the Filtration Board.

Section 7.4             Committees. As of the Effective Date and at all times until the Disposition Date, any committee of the Filtration Board shall, unless Cummins directs or consents otherwise, be composed of directors at least a majority of which are Cummins Designees; provided that the appointment and service of the Cummins Designees on any committee of the Filtration Board shall comply with the applicable director independence requirements under applicable Law, after taking into account all available “controlled company” exemptions under the rules of the stock exchange on which Filtration’s shares are listed. As of the Effective Date and at all times until such time as the Cummins Group Beneficially Owns shares of Filtration Common Stock representing, in the aggregate, less than a majority but at least 10% of the total voting power of the then outstanding Filtration Voting Stock, each committee of the Filtration Board shall, unless Cummins directs or consents otherwise, include at least one Cummins Designee; provided that the appointment and service of the Cummins Designees on any committee of the Filtration Board shall comply with the applicable director independence requirements under applicable Law.

Section 7.5             Other Covenants. In addition to the other covenants contained in this Agreement and the Ancillary Agreements, Filtration hereby covenants and agrees that, until the Disposition Date:

(a)           No Restrictions on Transfer. Filtration shall not, without the prior written consent of Cummins, take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Cummins to freely sell, transfer, assign, pledge or otherwise dispose of shares of Filtration Common Stock or would restrict or limit the rights of any transferee of Cummins as a holder of Filtration Common Stock. Without limiting the generality of the foregoing, Filtration shall not, without the prior written consent of Cummins, (i) adopt or thereafter amend, supplement, restate, modify or alter any stockholder rights plan in any manner that would result in (A) an increase in the ownership of Filtration Common Stock by Cummins causing the rights thereunder to detach or become exercisable or (B) Cummins and its transferees not being entitled to the same rights thereunder as other holders of Filtration Common Stock; or (ii) take any action, or take any action to recommend to its stockholders any action, which would, among other things, limit the legal rights of, or deny any benefit to, Cummins as a Filtration stockholder either (1) solely as a result of the amount of Filtration Common Stock owned by Cummins or (2) in a manner not applicable to Filtration stockholders generally.

(b)           Maintenance of Cummins Ownership Position. Except with respect to 333,191 shares of Filtration Common Stock approved by the Filtration Board (or a committee thereof) and its stockholder pursuant to the Atmus Filtration Technologies Inc. 2022 Omnibus Incentive Plan and Sections 4.3 and 4.5 of the Employee Matters Agreement, Filtration shall not, without the prior written consent of Cummins, issue any Filtration Securities; provided, however, that in no case shall any issuance (including any issuance of Filtration Securities pursuant to the Atmus Filtration Technologies Inc. 2022 Omnibus Incentive Plan or any other benefit plans or arrangements approved by the Filtration Board) result in Cummins owning, whether Beneficially Owning or in any other respect, directly or indirectly less than (i) a majority of the outstanding shares of Filtration Common Stock or (ii) 80% of the total voting power of the then outstanding Filtration Voting Stock. Prior to the Disposition Date, Filtration shall not, without the prior written consent of Cummins, issue any share of Filtration Non-Voting Stock.

(c)           Compliance with Certain Contracts. To the extent that Cummins is a party to any Contracts that provide that certain actions or inactions of Cummins Affiliates (which for purposes of such Contract include any member of the Filtration Group) may result in Cummins being in breach of or in default under such Contracts and Cummins has advised Filtration of the existence, and has furnished Filtration with copies, of such Contracts (or the relevant portions thereof), Filtration shall not take or fail to take, as applicable, and Filtration shall cause the other members of the Filtration Group not to take or fail to take, as applicable, any actions that would or could reasonably be expected to result in Cummins being in breach of or in default under any such Contract. The Parties acknowledge and agree that, from time to time, Cummins may in good faith enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of Cummins Subsidiaries or Affiliates (including, for purposes of this Section 7.5(c), members of the Filtration Group) may result in Cummins being in breach of or in default under such Contracts. Cummins shall promptly provide Filtration with notice of such additional Contracts or amendments to existing Contracts. In such event, Filtration shall not thereafter take or fail to take, as applicable, and Filtration shall cause the other members of the Filtration Group not to take or fail to take, as applicable, any actions that would or could reasonably be expected to result in Cummins being in breach of or in default under any such additional Contracts or amendments to existing Contracts. Cummins acknowledges and agrees that Filtration shall not be deemed in breach of this Section 7.5(c) to the extent that, prior to being notified by Cummins of an additional Contract or an amendment to an existing Contract pursuant to this Section 7.5(c), a Filtration Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 7.5(c) had such action(s) or inaction(s) occurred after such notification; provided that Filtration does not, after notification by Cummins, take any further action or fail to take any action that contributes further to such breach or default. Filtration agrees that any Information provided to it pursuant to this Section 7.5(c) will constitute Information that is subject to Filtration’s obligations under Article VI.

(d)           Prohibition on Certain Contracts. No member of the Filtration Group shall enter into any Contract that purports to bind or impose any obligations or Liabilities (including any non-competition, exclusivity, non-solicitation or similar obligations) on any member of the Cummins Group (or any director, officer or employee of any member of the Cummins Group).

(e)           Maintenance of Filtration Entities. No member of the Filtration Group shall dissolve, liquidate or wind up, or consolidate or merge with or into any Person.

(f)            No Amendments to Charter or Bylaws. Filtration shall not alter, amend, terminate or repeal, or adopt any provision inconsistent with, in each case, whether directly or indirectly, or by merger, consolidation or otherwise, the Charter or the Bylaws.

(g)           Covenants Related to Transition Services. For the duration of the Transition Services Agreement (but only to the extent that the Services provided by Cummins under the Transition Services Agreement relate to making payments on Filtration’s behalf, maintenance of books and records, or otherwise present, in Cummins’s judgment, a potential risk to Cummins under any applicable anti-corruption Law):

(i)           Filtration shall not, and shall cause each other member of the Filtration Group not to, take any action directly or indirectly to (A) offer or pay, or authorize the offer or payment of, any money or anything of value, or (B) accept any payment referred to in clause (A), in each case, in order to improperly or corruptly seek to influence any Government Official or any other Person in order to gain an improper advantage;

(ii)          Filtration shall, and shall cause each other member of the Filtration Group to, implement, maintain and enforce a compliance and ethics program in substance and form and effectiveness reasonably equivalent in all material respects to Cummins’ compliance and ethics program, designed to prevent and detect violations of applicable anti-corruption Laws throughout its operations (including Subsidiaries) and the operations of its contractors and sub-contractors; and

(iii)         Filtration shall, and shall cause each other member of the Filtration Group to, implement, maintain and enforce a system of adequate internal accounting controls designed to ensure the making and keeping of fair and accurate books, records and accounts.

Section 7.6             Cummins Policies and Procedures. Prior to the Disposition Date and except as (a) otherwise agreed between the Parties from time to time or (b) set forth in any Ancillary Agreement, Filtration shall consistently implement and maintain, in all material respects, Cummins’ business practices and standards substantially in accordance with the Cummins’ policies and procedures in effect as of the Effective Date, as the same may be amended or supplemented by Cummins from time to time (and, in any such event, Cummins shall provide notice to Filtration of any such amendment or supplement in accordance with Section 10.6). Notwithstanding the foregoing, Filtration may apply materiality thresholds that are lower than those contained in any such Cummins’ policy and procedure. Notwithstanding any provisions of this Section 7.6 to the contrary, in circumstances where a provision of the Charter or the Bylaws or any Ancillary Agreement, on the one hand, and a Cummins’ policy applicable to Subsidiaries of Cummins, on the other hand, would each apply, the provision in the Charter or the Bylaws or the Ancillary Agreement shall control with respect to Filtration and its Subsidiaries. For the avoidance of doubt, it is understood and agreed that neither Cummins nor any member of the Cummins Group shall be subject to any policies or procedures implemented by Filtration, including any policies, procedures or limitations (other than any applicable Laws) with respect to trading in any Filtration Securities.

Section 7.7             Covenants Regarding the Incurrence of Indebtedness. From the Effective Date until the Disposition Date, Filtration shall not, and Filtration shall not permit any other member of the Filtration Group to, without Cummins’s prior written consent, directly or indirectly, incur, or enter into any agreement or other arrangement pursuant to which it agrees to incur, any Filtration Debt Obligations other than pursuant to Filtration Financing Arrangements and such other unsecured and uncommitted lines of credit made available to members of the Filtration Group as of the Effective Date. Filtration shall notify Cummins in writing as promptly as practicable following the time it or any other member of the Filtration Group determines it wishes to incur any Filtration Debt Obligations for which Cummins’s prior written consent is required.

Section 7.8             Applicability of Rights in the Event of an Acquisition of Filtration. In the event that Filtration merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than Cummins), pursuant to a transaction or series of related transactions in which Cummins or any member of the Cummins Group receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Filtration Common Stock held by Cummins or any member of the Cummins Group, all of the rights of Cummins set forth in this Article VII shall continue in full force and effect and shall apply to the Person the equity securities of which are received by Cummins pursuant to such transaction or series of related transactions (it being understood that all other provisions of this Agreement shall apply to Filtration notwithstanding this Section 7.8). Subject to, and without limiting, Section 7.5(e), Filtration shall not enter into any Contract which would have the effect set forth in the first clause of the preceding sentence, unless such Person agrees to be bound by the foregoing provision.

Section 7.9             Transfer of Cummins’s Rights Under Article VII. Cummins may transfer all or any portion of its rights under this Article VII to a transferee of any Filtration Common Stock from any member of the Cummins Group (a “Cummins Transferee”) holding at least 10% of the voting power of all of the outstanding shares of Filtration Voting Stock. Cummins shall give written notice to Filtration of its transfer of rights under this Article VII no later than thirty (30) days after Cummins enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the Cummins Transferee and identify the amount of Filtration Common Stock transferred and the scope of rights being transferred under this Article VII. In connection with any such transfer, the term “Cummins” as used in this Article VII shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such Cummins Transferee, be deemed to refer to such Cummins Transferee. Cummins and any Cummins Transferee may exercise the rights under this Article VII in such priority, as among themselves, as they shall agree upon among themselves, and Filtration shall observe any such agreement of which it shall have notice as provided above.

Article VIII
DISPUTE RESOLUTION

Section 8.1             Negotiation. In the event of any controversy, dispute or Action arising out of, in connection with, or related to the this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby, including any Action based on contract, tort, statute or constitutional interpretation, any Party’s or its Group member’s performance, nonperformance, and the validity or any Party’s or its applicable Group member’s breach of this Agreement or any Ancillary Agreement (collectively, “Disputes”), the general counsels of the Parties (or such other individuals designated by the respective general counsels) or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Dispute; provided that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed sixty (60) days (the “Negotiation Period”) from the time of receipt by a Party of written notice of such Dispute (“Dispute Notice”).

Section 8.2             Mediation; Further Remedies. If a Dispute has not been resolved pursuant to Section 8.1 for any reason by the expiration of the Negotiation Period, then the Parties shall submit such Dispute to mediation conducted in accordance with the Commercial Mediation Procedures of the American Arbitration Association (“AAA”) as then in effect. For such mediation, the Parties shall agree to select one mediator from the AAA’s Panel of Mediators; provided, however, that if the Parties are unable to agree on a single, mutually agreeable mediator within thirty (30) days following the submission of the Dispute to the AAA, then the AAA shall select the mediator from the AAA’s Panel of Mediators. The mediation shall take place in a forum or medium agreed upon by the general counsels of the Parties (or such other individuals designated by the respective general counsels) or the executive officers designated by the Parties. Either Party at the commencement of the mediation may ask the mediator to provide to the Parties in attendance the mediator’s summary and evaluation of the Dispute and the Parties’ relative positions. A mediator appointed pursuant to this Section 8.2 may consolidate a mediation under this Agreement with any mediation arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated mediation shall be determined by the mediator appointed first in time. If a Dispute has not been resolved by mediation within sixty (60) days following the selection and appointment of a mediator in accordance with this Section 8.2, then either Party shall be entitled to pursue such remedies as may be available to it at law or equity otherwise in accordance with the terms of this Agreement.

Section 8.3             Interim Relief. Notwithstanding anything to the contrary in Section 8.1 or Section 8.2, each Party shall have the right to obtain any injunction, attachment, interim or conservatory measure or other order or equitable remedy from a court of competent jurisdiction in aid of negotiation, mediation or final resolution of a Dispute (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief in accordance with Section 10.17.

Section 8.4             Specific Performance. From and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article VIII (including, for the avoidance of doubt, after compliance with all notice and negotiation provisions herein but subject to rights to any Interim Relief), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Effective Date, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 8.5             Confidentiality; Settlements; Defenses. The Parties agree that any Disputes shall be kept confidential, and that the existence of any negotiations or mediations pursuant to Section 8.1 and Section 8.2, and all elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) of and communications made during or in furtherance of any such negotiations or mediations, shall be deemed inadmissible in any proceeding and confidential, and shall not be disclosed beyond the AAA (to the extent necessary for appointing a meditator pursuant to Section 8.2), the applicable mediator appointed pursuant to Section 8.2, the Parties, their counsel, and any Person necessary to the conduct of the negotiations or mediations, in each case except as and to the extent required by Law or to defend or pursue any legal right to the extent otherwise permitted by Article VI. In the event any Party makes application to any court in connection with Section 8.2, Section 8.3 or Section 8.4 (including any proceedings to enforce a final award or any Interim Relief), then each Party shall take all steps reasonably within its power to maintain and protect the confidentiality of, and receive confidential treatment for, any information or communications (including trade secrets; sensitive proprietary information; sensitive financial, business, or personnel information) to the fullest extent permitted under applicable court rule, including by causing such application and any exhibits to be filed under seal, opposing any challenge by any third party to review such information or unseal any filings, and giving the other Party notice of any such challenge as soon as practicable. The settlement of any Dispute pursuant to this Article VIII and communications made during or in furtherance of any such settlement shall be confidential, and no written or oral communications or offers made by the Parties or their representatives during such settlement negotiations pursuant to this Article VIII shall be admissible for any purpose in any proceeding, including any mediation pursuant to Section 8.2; provided further, that, in the event of any mediation in accordance with Section 8.2, any Interim Relief sought pursuant to Section 8.3, or any other proceeding, the Parties and their respective Group Members shall not assert, and hereby waive, any defense of statute of limitations or laches to the extent based on the passage of time during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates that occurs after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.

Section 8.6             Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of any Dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such Dispute resolution.

Article IX
INSURANCE

Section 9.1             Insurance Matters.

(a)           Access to Cummins Shared Policies. From and after the Effective Time and until the Disposition Date, Filtration and the other members of the Filtration Group shall continue to be insured on the terms, and subject to the limits under, the Cummins Shared Policies and no other Policies of any Cummins Group member and shall be entitled to receive coverage to the extent permitted under the applicable Cummins Shared Policies, with such insurance and coverage subject to the following additional conditions:

(i)           Filtration shall notify Cummins in writing of any potential claim by any member of the Filtration Group under any of the Cummins Shared Policies within a reasonable period after the claim event (and in any case no later than thirty (30) days after such event), and Cummins shall determine whether and, if so, when and how, to report any such claim to the applicable insurer, and whether and, if so, when and how, to pursue coverage for such claim, and Cummins shall provide a copy of all notices to such insurers to Filtration, provided that, with respect to each such claim, (A) Filtration shall timely provide Cummins with all relevant information and documents within any Filtration Group member’s possession, custody or control regarding the claim and otherwise reasonably cooperate, and cause each other Filtration Group member to reasonably cooperate, with respect to the pursuit of coverage from any applicable insurer and (B) without limiting Cummins’s discretion with respect to such claim, Cummins shall consult with Filtration with regard to the timing of the reporting and submission of such claim;

(ii)          If and to the extent that members of the Filtration Group are the sole entities recovering insurance proceeds under one or more of the Cummins Shared Policies, as applicable, in respect of a particular claim for coverage, Filtration shall exclusively bear and be responsible for and pay the applicable insurers or Cummins as required under the applicable Cummins Shared Policies any and all costs as a result of having access to, or making claims under, such Cummins Shared Policies, including any deductibles and self-insured retention associated with such claims, claim handling and administrative costs, collateral requirements and costs, Taxes, surcharges, premiums, state assessments, reinsurance costs, and other related costs, relating to all open, closed or re-opened claims covered by the applicable Cummins Shared Policies, whether such claims are made by Filtration, another member of the Filtration Group, any employee of the Filtration Group or any other Person, and Filtration shall indemnify any Cummins Indemnitees for any such costs incurred by any Cummins Indemnitees to the extent resulting from any access to, or any claims made by a member of the Filtration Group under, any Cummins Shared Policies pursuant to this Section 9.1(a). If Cummins and Filtration jointly make a claim for coverage under the Cummins Shared Policies for amounts that have been or may in the future be incurred partially by the Cummins Group and partially by the Filtration Group, then, at the reasonable discretion of Cummins, any insurance recovery resulting therefrom may first be allocated to reimburse the Cummins Group or the Filtration Group, as applicable, for their respective costs, legal and consulting fees, and other out-of-pocket expenses incurred in pursuing such insurance recovery, with the remaining net proceeds from the insurance recovery to be allocated as between Cummins and Filtration in a manner at the reasonable discretion of Cummins;

(iii)         Filtration shall exclusively bear and be liable for (and no member of the Cummins Group shall have any obligation to repay or reimburse any member of the Filtration Group for) all self-insured retentions or uninsured, uncovered, unavailable or uncollectible amounts, incurred from and after the Effective Time, for every and all such claims for which coverage is pursued by Filtration or any other Filtration Group member under any Cummins Shared Policies as provided for in this Section 9.1(a); and

(iv)         In connection with the making of any joint claim by any member of the Filtration Group with any member of the Cummins Group under any Cummins Shared Policy pursuant to this Section 9.1(a), Cummins shall control the administration of all such claims, including the timing of any assertion and pursuit of coverage, and Filtration shall not, and shall cause each other member of the Filtration Group not to, take any action that would be reasonably likely to (A) have an adverse impact on the then-current relationship between the Cummins Group and the applicable insurer; (B) result in the applicable insurer terminating or reducing coverage to the Cummins Group or the Filtration Group, or increasing the amount of any premium owed by Cummins under the applicable Cummins Shared Policies; (C) otherwise compromise, jeopardize or interfere with the rights of any Cummins Group member under the applicable Cummins Shared Policies; or (D) otherwise compromise or impair Cummins’s or any other Cummins Group member’s ability to enforce its rights with respect to any indemnification under or arising out of this Agreement, and Cummins shall have the right, in its discretion, to cause any Filtration Group member to desist from any action that Cummins determines, in its discretion, would compromise or impair any Cummins Group member’s rights in accordance with this clause (D). With respect to such joint claims, at all times, Cummins and Filtration shall, subject to the limitations set forth in Section 6.5, cooperate with reasonable requests for information by the other Party or the insurers regarding any such insurance policy claim.

(b)           Director and Officer Coverage. From and after the Effective Time, (i) no director, officer, agent or employee of Filtration or any other member of the Filtration Group who served, or continues to serve after the Effective Time, as a director, officer, agent or employee of Cummins or any other member of the Cummins Group shall be entitled to pursue coverage under the director and officer liability insurance Policies maintained by Cummins or any member of the Cummins Group (collectively, “Cummins D&O Insurance Policies”) unless such director, officer, agent or employee was acting in his or her respective capacity as a director, officer, agent or employee of Cummins or any other member of the Cummins Group in respect of the alleged acts or omissions for which such director, officer, agent or employee seeks coverage and then only to the extent that such Cummins D&O Insurance Policies provide such coverage and otherwise subject to the terms and conditions of such Cummins D&O Insurance Policies and Section 9.1(a)(i) through (a)(iv) applied mutatis mutandis to the Cummins D&O Insurance Policies, and (ii) no director, officer, agent or employee of Filtration or any other member of the Filtration Group shall otherwise be entitled to pursue any coverage under any Cummins D&O Insurance Policy.

(c)           Payment of Expenses. Any payments, costs and adjustments required pursuant to Section 9.1(a) shall, at Cummins’s election, either be billed by Cummins to Filtration on a monthly basis and Filtration shall pay such billed payments, costs and adjustments to Cummins within sixty (60) days from receipt of invoice, or billed directly by the applicable third party to Filtration. If Cummins incurs costs to enforce Filtration’s obligations under this Section 9.1, Filtration agrees to indemnify Cummins for such enforcement costs, including reasonable attorneys’ fees.

(d)           Self-Insurance; Captive Insurance. Notwithstanding any provision of this Agreement to the contrary, except to the extent expressly provided pursuant to a Cummins Shared Policy pursuant to Section 9.1(a), from and after the Effective Time, neither Filtration nor any member of the Filtration Group shall have any rights or claims against or with respect to any self-insurance or captive insurance company arrangement of Cummins or any member of the Cummins Group. Subject to immediately preceding sentence, as of the Effective Time, Filtration, for itself and each other member of the Filtration Group does hereby remise, release and forever discharge any rights or claims against Cummins and the other members of the Cummins Group with respect to any self-insurance or captive insurance company arrangement of Cummins or any other member of the Cummins Group.

(e)           Required Insurance at the Effective Time and the Disposition Date. Notwithstanding any provision of this Section 9.1 to the contrary, (i) at the Effective Time, Filtration shall have in effect (A) all Policies required for the Filtration Group members to comply with their respective obligations under applicable Law to the extent such compliance is not achieved through access to the Cummins Shared Policies pursuant to Section 9.1(a) and (B) all Policies described in Schedule 9.1(e)(i), and (ii) from and after the Disposition Date, (A) all coverage under all Cummins Shared Policies shall continue in force only for the benefit of Cummins Group members and not for the benefit of any Filtration Group member, (B) Filtration shall arrange for its own Policies covering all periods (whether prior to or following the Disposition Date) and agrees not to seek, through any means, benefit from any of any Policies of any member of the Cummins Group or Cummins Shared Policy that may provide coverage for claims relating in any way to the Filtration Business or the Filtration Group and (C) Filtration shall have in effect all Policies required for the Filtration Group members to comply with their respective obligations under applicable Law or reasonably necessary to address the risks, liabilities and exposures of the Filtration Business.

(f)            No Assignment. This Agreement shall be considered neither an attempted assignment of any Policy, including any Cummins Shared Policy, in its entirety, nor itself a contract of insurance, and this Agreement is not intended to and does not waive any right or remedy of Cummins under or with respect to any of the Cummins Shared Policies or any other Policy, and Cummins reserves all of its rights under such Policies.

(g)           Unreimbursed Claims. Cummins shall not be liable to any Filtration Group member for claims not reimbursed by insurers for any reason not within the control of Cummins, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Cummins Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Cummins or any defect in such claim or its processing.

(h)           Joint Action. In the event that Insured Claims of more than one Party exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense; provided, however, that this Section 9.1(h) shall not be construed to limit or otherwise alter in any way the obligations of the Parties, including those obligations under Article V, created by this Agreement, by operation of Law or otherwise. In the event of any Action by any Party (or both of the Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action; provided, however, that this Section 9.1(h) shall not be construed to limit or otherwise alter in any way the obligations of the Parties, including those obligations under Article V, created by this Agreement, by operation of Law or otherwise.

(i)            Released Insurance Matters. Notwithstanding any provisions of this Section 9.1 to the contrary, to the extent Cummins has entered into or agrees to enter into, whether on its own or with respect to the any arrangement provided for under this Section 9.1, any settlement agreement or other arrangement with any insurance provider regarding coverage under any Cummins Shared Policy (collectively, the “Released Insurance Matters”), Filtration shall, and shall cause each of other member of the Filtration Group to, (i) abide by the terms of and, to the extent required, consent to, any such settlement or arrangement relating to the Released Insurance Matters as a condition to receiving any coverage under any Cummins Shared Policy, (ii) have no rights to any such coverage under any Cummins Shared Policies with respect to any Released Insurance Matters and (iii) make no claims under any Cummins Shared Policies with respect to any Released Insurance Matters.

Section 9.2             Certain Matters Relating to Filtration’s Organizational Documents. From the Effective Time until the date that is six (6) years after the Disposition Date, the certificate of incorporation and bylaws of Filtration shall contain provisions no less favorable with respect to indemnification of directors and officers than those set forth in the Charter and Bylaws, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were indemnified under the Charter or Bylaws, unless such amendment, repeal or other modification shall be required by Law and then only to the minimum extent required by Law or approved by Filtration’s stockholders.

Section 9.3             Indemnitor of First Resort. As a result of agreements or obligations arising outside of this Agreement, certain of the directors and officers of Filtration and its Subsidiaries designated by Cummins or its Affiliates (the “Cummins D&O Indemnitees”) have or will have rights to indemnification, advancement of expenses or insurance provided by Cummins or certain of its Affiliates (collectively, the “Cummins Indemnitors”) in connection with their service as directors or officers of Filtration or its Subsidiaries. Notwithstanding any such rights to indemnification, advancement of expenses or insurance provided by any Cummins Indemnitor, following the Effective Time, (a) Filtration is the indemnitor of first resort, by which is meant, without limitation, that Filtration’s obligations to the Cummins D&O Indemnitees are primary and any obligation of the Cummins Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Cummins D&O Indemnitee are secondary, (b) Filtration shall be required to advance the full amount of expenses incurred by the Cummins D&O Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, any other agreement between Filtration and the Cummins D&O Indemnitees or the certificate of incorporation or bylaws of Filtration and (c) Filtration hereby irrevocably waives, relinquishes and releases each of the Cummins Indemnitors from any and all claims against any of the Cummins Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof, including under any Cummins D&O Insurance Policies. In addition, notwithstanding any advancement or payment by the Cummins Indemnitors to or on behalf of any Cummins D&O Indemnitee with respect to any claim for which a Cummins D&O Indemnitee has sought or may seek indemnification from Filtration, (i) Filtration’s obligations hereunder shall not be affected, (ii) the Cummins Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Cummins D&O Indemnitee, as applicable, against Filtration and (iii) for the avoidance of doubt, all damages, costs, losses and other Liabilities incurred by any Cummins D&O Indemnitee in connection with his or her service as a director or officer of Filtration or any of its Subsidiaries shall constitute Filtration Liabilities.

Article X
MISCELLANEOUS

Section 10.1           Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules hereto, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless expressly stated otherwise in such other agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties or their Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments.

Section 10.2           Ancillary Agreements. Except as expressly set forth herein (including Section 10.1), this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 10.3           Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.4           Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5           Expenses.

(a)           Allocation of Advisor Expenses. Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, from and after the Effective Time, (i) all Transaction Taxes (subject to the Tax Matters Agreement) and out-of-pocket fees and expenses incurred at or prior to the Disposition Date by any member of the Cummins Group or the Filtration Group for third party accounting, consulting, advisor, banking or legal fees, costs or expenses in connection with, or as required by, the preparation of this Agreement, any Ancillary Agreement and the IPO Registration Statement and the consummation of the Internal Reorganization, the Contribution, the Distribution and the IPO shall be borne and paid by Cummins, including as described on Schedule 10.5(a)(i), and (ii) all other fees and expenses incurred at or prior to the Effective Time by any member of the Cummins Group or the Filtration Group in connection with, or as required by, the execution, delivery and implementation of this Agreement, any Ancillary Agreement and the IPO Registration Statement and the consummation of the Internal Reorganization, the Contribution and the IPO shall constitute Filtration Liabilities and be borne and paid by Filtration including as described on Schedule 10.5(a)(ii).

(b)           Filtration Expenses Generally. Except as set forth in Section 10.5(a) or to the extent such fees and expenses are incurred in connection with services expressly requested by Cummins in writing following the Effective Time, the Cummins Group shall have no responsibility for, and Filtration shall indemnify the Cummins Group in respect of, any fees and expenses incurred by any Filtration Group member or any Cummins Group member or otherwise allocated as Filtration Liabilities following the Effective Time in connection with, or as required by, the preparation, execution, delivery and implementation of this Agreement, any Ancillary Agreement and the IPO Registration Statement, and the consummation of the Internal Reorganization, the Contribution and the IPO.

(c)           Assignment Expenses. Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, any costs and expenses incurred in obtaining any Consents or novation from a third party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Internal Reorganization, the Contribution or the IPO shall be borne by the Party or its Subsidiary to which such Contract is being assigned.

(d)           Additional Expenses. Except as set forth in Section 10.5(b), with respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.8, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any third party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel).

Section 10.6           Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile or electronic mail with receipt confirmed to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To Cummins:

Cummins Inc.

500 Jackson Street,

Box 3005

Columbus, Indiana 47202-3005

Attn: General Counsel

Facsimile: ****************

Email: ****************

To Filtration:

Atmus Filtration Technologies Inc.

26 Century Boulevard

Nashville, Tennessee 37214

Attn: General Counsel

Facsimile: ****************

Email: ****************

Section 10.7           Consents. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). For this purpose, a Party may provide its written consent in the form of an email that expressly sets forth such consent and is delivered by the General Counsel of the Party giving such consent to the General Counsel of the Party requesting such consent.

Section 10.8           Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by merger, operation of Law or otherwise, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (a) with respect to Cummins, an Affiliate of Cummins, or (b) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party, so long as the resulting, surviving or transferee entity assumes all of the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however that, in the case of each of the preceding clauses (a) and (b), no assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 10.9           Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 10.10         Termination and Amendment. This Agreement may not be terminated, modified or amended except by an agreement in writing signed by Cummins and Filtration.

Section 10.11         Payment Terms.

(a)           Payment Demand. Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (or a member of such Party’s Group), on the one hand, to the other Party (or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)           Late Payments. Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)           Currency. Without the written consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Cummins or Filtration under this Agreement shall be made in United States Dollars. Except as expressly provided herein, any amount which is not expressed in United States Dollars shall be converted into United States Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than United States Dollars, the amount of such payment shall be converted into United States Dollars on the date on which notice of the claim is given to the Indemnifying Party.

Section 10.12         Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 10.13         Third Party Beneficiaries. Except (a) as provided in Article V relating to Indemnitees and for the release under Section 5.1 of any Person provided therein and (b) as expressly provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 10.14         Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.15         Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Cummins Group or the Filtration Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Cummins Group or the Filtration Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 10.16         Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 10.17         Submission to Jurisdiction. With respect to any Action relating to or arising out of this Agreement, subject to the provisions of Article VIII, each Party irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and any court of the United States located in the State of Delaware; (b) waives any objection which such Party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such Party; and (c) consents to the service of process at the address set forth for notices in Section 10.6; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

Section 10.18         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.18.

Section 10.19         Severability. In the event any one or more of the provisions contained in this Agreement or any Ancillary Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.20         Public Announcements. From and after the Effective Time, Cummins and Filtration shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange; (b) for disclosures made that are substantially consistent with disclosure contained in any IPO Disclosure Document; or (c) as may pertain to disputes between one Party or any member of its Group, on one hand, and the other Party or any member of its Group, on the other hand.

Section 10.21         Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.22         No Duplicative Recovery. Nothing in this Agreement is intended to confer to or grant any Party a duplicative recovery to the extent multiple recoveries are based the same facts and circumstances pursuant to this Agreement by virtue of any provision contained in this Agreement or any Ancillary Agreement., including pursuant to the rights, entitlements, obligations and recoveries that may arise out of Section 5.2 through Section 5.4, and would constitute a windfall to the recovering Party under applicable Law.

Section 10.23         Certain Tax Matters.

(a)           Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for United States federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 10.11) by (i) Filtration to Cummins shall be treated for all Tax purposes as a distribution by Filtration to Cummins with respect to stock of Filtration occurring on or immediately before the Effective Date; or (ii) Cummins to Filtration shall be treated for all Tax purposes as a tax-free contribution by Cummins to Filtration with respect to its stock occurring on or immediately before the Effective Date; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge. Notwithstanding the foregoing, Cummins shall notify Filtration if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.

(b)           Intercompany Amounts; Intercompany Loans; Cash Equivalents. Notwithstanding anything herein to the contrary, Cummins and Filtration agree to use commercially reasonable efforts to mitigate any adverse Tax consequence to one of the relevant Parties or any of their respective Affiliates or Group members, whether considered individually or collectively with the relevant Party, that either Party reasonably determines could arise in connection with the settlement, transfer or other disposition of (i) an Intercompany Amount or a intercompany loan, including any promissory notes, pursuant to Section 2.4 or (ii) a Cash Equivalent pursuant to Section 2.13.

(c)           Tax Treatment of Shared Contracts and Deferred Transfers.

(i)           To the extent permitted by applicable Law, each of Cummins and Filtration shall, and shall cause the members of its Group and its Affiliates to, treat for all Tax purposes (A) with respect to any Shared Contract, the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, or Liabilities of, as applicable, such Person as of the earlier of the Effective Time or date on which the rights and benefits of such Shared Contract are assigned, if so assignable, or appropriately amended, and the portion of any and all Taxes relating to, arising out of, by reason of or otherwise in connection with the operation of its respective Businesses thereafter as Taxes of, as applicable, such Person as of such date and (B) with respect to any Deferred Transfer, the deferred Assets as Assets having been Transferred to and owned by the Person entitled to such Assets on the earlier of the Effective Date or the effective date of the applicable Conveyancing and Assumption Instrument and the deferred Liabilities as Liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities on the earlier of the Effective Date or the effective date of the applicable Conveyancing and Assumption Instrument, and the portion of any and all Taxes relating to, arising out of, by reason of or otherwise in connection with the operation of its respective Businesses thereafter as Taxes of, as applicable, such Person as of such date, ((A) and (B) collectively, the “Intended Tax Treatment”).

(ii)          Cummins and Filtration shall, and shall cause the members of its Group and its Affiliates to, (A) neither report nor take any Tax position (on a Tax Return, in a Tax proceeding or otherwise) inconsistent with the Intended Tax Treatment and (B) apply the Intended Tax Treatment for purposes of determining all matters relating to Taxes and Tax Returns of the respective Groups, such Group’s members and such Group’s Affiliates, and the rights and obligations of the respective Groups, such Group’s members and such Group’s Affiliates with respect to Taxes, in accordance with the provisions of the Tax Matters Agreement, in each case, unless otherwise required by applicable Law or a Final Determination.

(iii)         If either Cummins or Filtration (or a member or Affiliate of such Party’s Group), becomes liable for any Taxes relating to, arising out of, by reason of or otherwise in connection with the other Party (or a member or Affiliate of such other Party’s Group) reporting or taking any Tax position (on a Tax Return, in a Tax proceeding or otherwise) that is inconsistent with the Intended Tax Treatment for any reason (the Party, Group member or Affiliate with such Tax liability, the “Affected Member”, and such reporting Party, Group member or Affiliate, the “Reporting Member”), the Reporting Member shall pay or reimburse the Affected Member for any and all Taxes (other than Transaction Taxes) paid or incurred by the Affected Member relating to, arising out of, by reason of or otherwise in connection with such Reporting Member’s reporting or taking a Tax position (on a Tax Return, in a Tax proceeding or otherwise) that is inconsistent with the Intended Tax Treatment (such Taxes, “Reporting-Related Taxes”). For the avoidance of doubt, the purpose of the preceding sentence is to put the Affected Member in the same position it would have been in under the Tax Matters Agreement had the relevant rights and obligations under Shared Contracts been assigned as of the earlier of the Effective Time or the date on which the rights and benefits of such Shared Contract are assigned, if so assignable, or appropriately amended, and any Deferred Transfer occurred on the earlier of the Effective Date or the effective date of the applicable Conveyance and Assignment Agreement.

(d)           In the event and to the extent that there shall be a Dispute under this Agreement relating to Taxes, the dispute resolution provisions of the Tax Matters Agreement shall control the administration, management and resolution of such Dispute.

Section 10.24         No Waiver. No failure to exercise and no delay in exercising on the part of any Party of any right, remedy, power or privilege hereunder or under any Ancillary Agreement shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.25         No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Cummins and Filtration and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Cummins or Filtration.

Section 10.26         Advisors. It is acknowledged and agreed by each of the Parties that Cummins, on behalf of itself and the other members of the Cummins Group, has retained each of the Persons identified on Schedule 10.26 to act as outside legal counsel in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the IPO and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 10.26 have not acted as counsel for Filtration or any other member of the Filtration Group in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the IPO or the other transactions contemplated hereby and thereby and that none of Filtration or any member of the Filtration Group has the status of a client of the Persons listed on Schedule 10.26 for conflict of interest or any other purposes as a result thereof. Filtration hereby agrees, on behalf of itself and each other member of the Filtration Group that, in the event that a dispute arises after the Effective Time in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the IPO or any of the other transactions contemplated hereby and thereby between Cummins and Filtration or any of the members of their respective Groups, each of the Persons listed on Schedule 10.26 may represent any or all of the members of the Cummins Group in such dispute even though the interests of the Cummins Group may be directly adverse to those of the Filtration Group. Filtration further agrees, on behalf of itself and each other member of the Filtration Group that, with respect to this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the IPO and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Cummins or the applicable member of the Cummins Group and may be controlled by Cummins or such member of the Cummins Group and shall not pass to or be claimed by Filtration or any member of the Filtration Group. Without limiting the foregoing, Filtration acknowledges and agrees that Baker & McKenzie LLP and Foley & Lardner LLP is representing Cummins, and not Filtration, in connection with the transactions contemplated hereby.

Section 10.27         Plan of Reorganization. This Agreement constitutes a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CUMMINS INC.

By:	/s/ Jeff Wiltrout
Name:	Jeff Wiltrout
Title:	Vice President, Corporate Strategy

ATMUS FILTRATION TECHNOLOGIES INC.

By:	/s/ Jack Kienzler
Name:	Jack Kienzler
Title:	CFO - Atmus Filtration

[Separation Agreement]